Exhibit 99.1

FTI CONSULTING, INC.

Analyst Institutional Investor Day

June 23, 2005

9:30 a.m. EST

Dennis Shaughnessy- FTI Consulting - Chairman of the Board:

Ladies and gentlemen, I’m Dennis Shaughnessy, Chairman of the Board of FTI. I’d like to welcome you to our Analyst Institutional Investor Day. Obviously we have to not compete with the weather so we’ll try to keep it interesting. But I think what do we want to accomplish today, very briefly: We want to increase your insight into the inner workings of FTI. We want to educate you more as to the initiatives that we have in our various segments, the way we’re structured, the way the segments are operating, the metrics that are important to us as we start to view these segments going forward; and more, especially, the subsegments that in some cases are new business initiatives, we’ll try to give you some insight into as we go out and look forward.

We expect to be a billion-dollar company in five years or less. So what’s important to us today is to give you some understanding of how we got to where we are, but much more importantly to help you understand how we expect to get to where we hope to be.

With that, I’d like to turn it over to Jack Dunn, our CEO, who will start the formal presentation.

Jack Dunn - FTI Consulting, Inc. - President, CEO:

Thank you, Dennis. I’d like to add my welcome to everybody both here and on the webcast for joining us this morning.

This is traditionally and typically our best meeting of the year, because this is where we get a chance to tell you who we are, not in terms of press release boilerplate or number of offices or number of blue chip clients or five year macro plan, rather this is where, as Dennis said, we can drill down more into the granular makeup of our segments where we can discuss strengths and weaknesses in a frank matter in the context of the basic issues of why we believe we’re in good businesses, how we measure the progress of those businesses, and what our position is and our prospects are vis-a-vis our competitors and our markets.

We talked not only about the segments but the practices and even the people that make up those segments and what we mean by our commitment to domain expertise going forward and our tremendous efforts in that regard. Best of all, however, you get to hear it from the people who are jugular to the process and who have the day-to-day responsibility to produce our results.

Even more importantly, they have day-to-day participation in the resolution of some of the most important issues that face our society from disputed presidential elections to the corporate and societal governance issues that are rocking Wall Street, Main Street, King Street, (inaudible) and even the Hague. These folks are pretty interesting folks and they’re here representing the thousand or 1100 other FTI employees who, some of the most interesting and challenging, facing the most challenging issues in the world today.

Circling back, the goal of today is to put you in a better position to judge those press release words and the boilerplate statements and the macro five-year goals with a much better understanding and I hope a better, and I’ll wager, a better appreciation of people who are responsible for them on a build-up basis. And ultimately to understand our value proposition and our commitment to shareholder value.

As just a brief overview of the state of our union, I’d like to say a few words and then get out of the way of Dom and his team. First, I think the state of the union is very, very good right now for our company. Our team is the best it’s been ever from our new executive chairman, Dennis, who brings us not only multi-national experience but a history of helping companies go to the next level not only a strategic but on a balance sheet basis. He brings a lot to our team and it has been a long-time professional goal of mine to have him more involved in our company. I’m happy to say this is the year that it happened.

Our COO, who, over the last 16 months, has proven himself and to the marketplace, and especially to our competitors, to be a tough, effective, no-nonsense leader who is result-oriented. Then there’s the team he assembled, which you will hear from today. I would put our team up against any in the industry and frankly any in corporate America as a success-oriented driven team that is united and is going to produce results for our shareholders.

Looking at some of the issues that have faced us over the short-term and even over the longer term, I’d like to address some of them. On a recruiting or a head count basis, our prospects seem to be very, very good at the moment. We stand at about 800 some billable people, as we call them now, revenue-generating professionals. Through September of this year, we have commitments for growth of about 33 people to join us in our corporate finance restructuring group.

On the economic consulting side, we will hope to be able to announce in the next 60 or so days the addition or the association with two new senior economists in the areas of health, food and drug on the one hand and employment on the other.

As those of you who have followed us know, the key to growth in that segment, I believe, is adding the significant credentialed senior testifying and senior economists who can then drive through-put through our not insignificant research engines that are located both in Chicago and in Washington. So we’re very excited about the prospect of really spectacularly increasing the fire power that we have in that division.

In forensic litigation and technology consulting, our challenge continues to be a new and perhaps a [indiscernible] one where the public sector, specifically the SEC, the public accounting oversight boards and the other myriad of regulatory and governmental agencies are competing for our people offering private sector wages for what has traditionally been the nine-to-five or the five-day-a-week lifestyle of public employment. So that’s a challenge for us. But Roger Carlile will drill down more into what we’re seeing and what we’re doing there to take care of that problem.

In terms of our markets, we have strong demand drivers at the present time. Sarbanes Oxley continues to be a growing, living organism that seems to be growing in our favor. The compliance costs alone in 2005 are estimated to be $35 billion. That’s really just to get the basics right. That doesn’t include the things that will be happening as a result on the investigation side, the litigation side, et cetera, from the recently first-completed 404 compliance audits.

Not only that, Sarbanes Oxley seems to be continually being expanded in its rigor in terms of what managements must do to comply, in terms of what accounting firms are no longer allowed to do, which opens up a playing field for us which is consistent with our basic strategy of building and complementing [indiscernible] practices with what traditionally used to be Big 4 and larger firm practices and, interestingly, geographically. When we were fortunate enough to have the Pricewaterhouse folks join us three years ago now, I think that their foreign counterparts were somewhat derisive in why anybody would get rid of the most profitable practice in PWC in terms of margin because of an SEC pronouncement.

Well, now as multi-national companies who are issuers in the United States and who are subject to SEC compliance are finding out, those Sarbanes Oxley rules have deep tentacles. So I think there’s a lot of soul searching that traditionally happened here in the U.S. going on abroad. And again that will create opportunities for us both in terms of clients and of people.

As you look at the marketplace for the things that we typically do, corporate governance, I note that restatements were up 23% in 2004; securities litigation was up 17% in 2004. And most interestingly, to me, shredder sales were up 25% in 2004, and the number of start-up of shredder companies was up 400 percent. All those things bode well.

I’m looking at Roger Carlile and smiling. People ask how his marketplace forensic technology, is it cyclical, dependent on the economy. His response to me, which I think is classic, is: Jack, in tough times there’s more reason to steal, but in good times there’s more stuff to steal. I think as we go forward and you look at our kind of continuum of practice, you’ll find the economic consulting is probably in the middle somewhere and being sensitive to the economy. Restructuring, the core business that, the actual restructuring bankruptcy work was probably a little more sensitive to it. And Roger’s practice, we have the great belief that it’s kind of at the far end of the spectrum having plenty of work especially as corporate governance and shareholder activism and regulatory activism take place, it’s probably the practice for all seasons.

In terms of other market drivers, as you look at our traditional businesses, you look at, for us, Dom likes to make the analogy that our practice is somewhat akin at least in its cyclicality to a trading practice where what we need is periods of activity. It can be great activity, such as the periods from 1998 to 2000, when markets were rip roaring. It can be the period from 2000 to 2002 where, frankly, the markets, the economy were not doing so well. The thing that hurts us as it does the trading operation is the continuing period of only weak activity. We need people to be lending money. We need there to be vibrant economic activity. We need the banks to be active, our clients. It’s not that they make bad loans. Every loan when you make it is a good one, but things happen.

People don’t plan on things like $60 a barrel oil. People don’t plan on interest spikes, things like that. We’re just a normal part of the process, but the process has to have some momentum.

As you look at corporate lending and high yield numbers, you had $137 billion of issuances in the high yield market in 2004, which is back to 1998 levels. You had $1.3 trillion of corporate loans last year, and $480 billion of that are what would be called highly levered. That’s a sign you have a fairly good M&A type activity, fairly good lending activity, and that typically bodes well for us as we have been saying. We would expect to see increased activity during the last quarter of this year and then into 2006, and I think, as DeLain will explain to you, our corporate finance restructuring group has done a fabulous job of keeping the ship maintained while we wait for a trigger point to really see much more of a storm brewing.

In terms of the debt, the high yield debt that’s been issued, 16% or approximately ten billion was rated CAA or lower. There were a tremendous number of speculative grade securities that came due this year and the market just ate them up. It recapitalized them, refunded them without a blink. So, again, those are all setting the stage for a vibrant restructuring, corporate finance market in the next several years.

While that’s happened, as I mentioned, we’ve been the beneficiary of certain sector deterioration. It’s no surprise. If you read the journal or the other magazines and periodicals that we all read, that certain sectors such as airlines and automotives have faced their challenges, and we’ve been there in most of those cases to help them meet those challenges. And all this is in the context of the lack of any big event. As we see interest rates to rise later in the year, you can expect to see more of that to follow.

Economic activity in addition to the credit markets is vibrantly accelerating, 2.2 million new jobs in the last 12 months. Unemployment lower than at any time in the ’70s, ’80s, ’90s. Investment in software and equipment has grown more than 14%. Volume in M&A is up 11% over the first quarter of ’04. So those are all things, again, that would bode well for all of our practices.

We’ve mentioned domain expertise in the context recently of our two acquisitions: Cambio and Ringtail. We have significant domain experience now in telecommunications, in energy, in healthcare, in securities litigation, where recently not only have we been involved in many of the major matters that have faced Wall Street and the insurance industry, but we also were a participant as an expert in the first insider trading case to take place in the UK under their new litigation.

And technology, I think you’ll hear much more about that this afternoon. But we see that as a continuing driver and a scalable business for our business for many years to come.

To just set the tone slightly in terms of our macro plan. We believe it’s possible and ambitious, but we would like to basically double the size of our company in five years. That will take our commitment to organic growth where we set our targets to be in the 10 to 15% range. It will require us to introduce new services and expand into new geographies. We believe that organically we have always been in the right place in the market from when we started with really physical evidence in the courtroom and bringing it in a new way all the way up to Ringtail and the hosting business on the electronic evidence business that we’re so proud of and as you’ll hear more of today.

In terms of acquisitions, the good news is the pipeline is very full. By the pipeline, what I mean is our opportunity to look at things which allows us to be a little bit more, or not more, but to be judicious, to be very careful with your and our money, and I think the results of those are you’ll see us be able to accomplish transactions like a Ringtail or a Cambio where we can look at multiples in the five to eight time range, do them accretively, use some of our stock so the people who join us really join us not only at the hip but at the wallet. So we would expect to be on behalf of our shareholders to be very active and be very judicious in our use of looking at acquisitions over the next several years.

So to sum up, I think we have a great team right now. We have an excellent capital structure. We have operating margins and gross margins that are the envy of many of our competitors. We have the right goal in mind, a goal that’s worth shooting at, which is to double the size of our company in the next five years, and I think that with that we have every reason to feel optimistic and to look forward to our company as it grows. And now the best part is it’s your opportunity to hear from that team. I’ll turn it over to Dom to introduce them and the rest of the day and thank you again for coming.

Dom DiNapoli — FTI Consulting - EVP and COO:

Thank you, Jack.

As Jack mentioned, the focus of the presentations today is to allow you to hear and see the practice leaders that are really leading the troops on a day-to-day basis. What I’d like to do is give you a brief overview of the practice areas and then give just a summary bio of the leaders that you’ll be hearing from the rest of the morning and most of the afternoon. And you’ll have an opportunity to ask questions after the initial sessions and we’ll also have an opportunity for Q&A after we talk about our industry practices.

The first part I’d like to talk about is corporate finance. That’s my alma mater. We’re the largest corporate finance restructuring type practice in the United States. The league tables that are published on a quarterly basis regularly put us at almost twice the size of our competition.

Restructuring is part of our corporate finance offering. And, again, it is the largest. As Jack indicated, as the bankruptcies wound down over the last couple of years we’ve been able to redeploy the talent we have in the corporate finance practice and grown other businesses. Those businesses include Palladium Partners, which is a practice within corporate finance that specializes in interim management. We created FTI Capital Partners, which is our registered investment bank. We’ve created a transaction advisory practice that assists in new loans and M&A due diligence.

In addition, as Jack mentioned earlier, we recently acquired Cambio, which is in the hospital space, they manage underperforming, not-for-profit hospitals and you’ll hear more about that later.

Corporate finance accounts for approximately 40% of our revenues. And in a little while you’ll hear DeLain give a little more specifics on that practice and also where Cambio fits into that practice.

Economic consulting, headed by John Klick, represents approximately 20% of our revenues. We’ve got a very, very high profile position in that industry in both litigation and antitrust and M&A issues. That practice is broken out between Chicago, Harvard Square offices, those are our two Lexecon practices. We’ve got a transfer pricing practice that’s headquartered in LA, and in Washington we’ve also got a regulatory practice. And John will talk to us a little bit more about all of those practices.

Forensic and litigation headed by Roger Carlile. That’s largely or mostly comprised of the KPMG practice that we bought in the fall of 2003. The largest part of that is expert testimony. But we also have very vibrant technology offerings there, and we’ve broken out into a number of other practices, including repository, the acquisition of Ringtail that we did earlier this year, and we’re really excited about the prospects of bringing all those practices together where we can deal with all parts of the litigation from the investigative side to the data management side, to the electronic evidence side, which is very popular and vibrant area. You’ll hear David Remnitz later speak about it.

As far as the speeches that you’re going to hear, as I mentioned earlier, DeLain came from the FTI Pricewaterhouse Coopers practice, and he’s running — he’s our national leader for the corporate finance. DeLain’s experience as a practitioner uniquely qualified him to lead the corporate finance side. He’s got experience in just about all the areas of that practice. He was a partner with Pricewaterhouse Coopers where he spent a 23-year career. He’s a certified public accountant and a member of the Association of Insolvency and Restructuring Advisors.

John Klick, senior managing director, who runs our economic practice. He’s got 30 years of experience. He’s provided testimony in front of numerous regulatory bodies where that’s really his specialty. He’s got in depth experience in a number of sectors, including telecom, energy, transportation and he’s lectured on many of these topics.

John came to us in 1998 through the acquisition of Klick, Kent & Allen (ph). Roger Carlile, Senior Managing Director, runs our litigation forensic practice. Roger came to us with the acquisition of the KPMG practice. Roger specializes in forensic accounting and disputes.

Before joining us, Roger was the global leader of KPMG’s practice. Roger’s a member of the American Arbitration Association. He’s a certified public accountant. And he’s a member of the Association of Certified Fraud Examiners.

David Remnitz, who I mentioned, will also be speaking with Roger. David is one of the leaders of our economic, of our electronic evidence consulting practice. David was the chief executive officer of IPSEC (ph), one of the earliest companies dedicated to specializing in evaluating and defending against information securities crimes. So I think we’ll hear a lot of good stories from David, very experienced, and that’s one of the healthest areas of Roger’s practice.

With that, we’ll just turn it over to the practices. Go to slide 9.

DeLain.

DeLain Gray:

I’m DeLain Gray, the national practice leader of our corporate finance practice. As Dom and Jack mentioned, I was part of the Pricewaterhouse acquisition almost three years ago now, and that was an important event for us and an important event for FTI. And over the last 18 months, since I’ve been in the position now as the national practice leader of this business, it has been dramatically repositioned, and I’m excited to talk to you all today to make sure you understand in more detail what it is we have done, what it is we’re trying to accomplish and how we’re taking advantage of the opportunities we see out in the market.

The core of the corporate finance practice really is still the original restructuring practice that came over from Pricewaterhouse Coopers. That’s the largest part of what we have in corporate finance. That is only one. There are many new things with great traction, great success and we’ll spend more time talking to you about that.

But over the last 18 months I’ll go back and talk about where we were, what we’ve done and what we see the opportunities to be as we go forward to take advantage of these opportunities.

What is our goal here? It’s very aspirational, but it’s also consistent with where we are in the market. It’s to be the world’s leading corporate finance practice. The point I want you to take is understanding our business are the following words and it talks about organizations rely on confronting critical, strategic operational, financial and capital issues. Our goal is to be involved in those things which make a difference for companies and their future. We’re not looking to be a commodity business. We’re looking to be a high value distinctive business on those critical issues that shape a company’s future and the types of products and services we bring to the table are all wrapped around strategic, operational, financial and capital type issues.

What is corporate finance? It’s a specialized business unit. That’s an important part. Specialized. Again, we’re not looking to be a commodity. We’re not looking to have a high volume margin business. We’re looking at special issues that come in, solve and address unique issues our clients face. And focusing on those four key aspects.

We believe our corporate finance practice is unique. If you look across the spectrum of our competitors we provide the broadest range of services of anybody out there in the market today and we’ll spend more time talking about that.

By design, our practice is set up to address the full spectrum of a lifecycle of need [indiscernible] from the initial capital rays to strategy, to planned development, to M&A, to operational improvement, to due diligence, and we think that’s a unique product offering that no one else has out there and it provides us a platform to have much better relationships and much better growth than any of our competitors.

And if I summed our product offerings and described them to you, I’d say the following points. What we offer are transactional or action-oriented solutions. We’re not into big thought papers. We’re not into developing long-term plans that don’t get implemented. When we get involved in cases, there’s something that needs to be addressed. There’s a business need to be purchased. There’s an underperforming division. There’s an asset that needs to be sold. It’s action-oriented, which results in value-added. Those things are I think intrinsically related. And as we think of the design of our business on a go-forward basis, it’s important for you to understand that the types of products and skill sets we bring to the table are very synergistic. From the pure human perceptive it’s synergistic in that it’s the skill sets to deliver our services to our clients across a variety of products are transferrable amongst most of our people.

You’ll see we had a number of products where our senior market facing people, i.e. the senior managing director and perhaps the next level down, the revenue generators are dedicated to those specific products. But the core of our people, the core resource pool are transferrable, because their skill sets are so common and usable across the broader platform. If you need a business plan review done. If you need an offering memo. If you need some performance processes brought to the table that can be equally applicable inside Palladium Partners, restructuring practice, transaction services post-merger integration and the transaction services due diligence fees and capital advisors. We think that’s a unique offering which allows us to deal with cyclicality and the movements in the market.

And the last piece is that the buyers of our services are common. If you want to develop a relationship with a private equity fund you don’t go in there and sell restructuring services. That’s the last thing they want to hear about is a investment deal. What they want to hear about is deal flow. They want to hear how you can help them more intelligently due diligence on the transaction so they can make a smart deal to begin with. They want to hear how you can provide post-merger integration services so they can realize the benefits that they modelled inside their acquisition model for purposes of integration, taking out costs, aligning brand and those types of things. That’s the type of product which delivers relationships with a private equity fund and corporate development office, et cetera.

Oh, by the way, once you get in there, we can offer the restructuring. We can offer the investment banking, et cetera. So it’s a very key piece of our strategy is when we add the products we have added and the ones that are going to be added is the complementary so we have the ability to cross-sell that product against our broader platform.

A little more commentary on the specific products. Restructuring, Dom mentioned, is by far the leading market restructuring practice across the country. It has been for a number of years. Continues to be now. The only true national restructuring practice. And I believe that national practice focus is what has allowed us to maintain our strength and allow us to maintain our position. There’s always some segment of the country that’s hot geographically. There’s always some segment in the industry space that’s hot geographically, from an industry perspective, and because of the diversity of talent we have inside our restructuring practice it allows us to always be top of mind for those services. We, by design, have a company side equity sponsor restructuring component which is advisory oriented. We launched last year our management, I’ll spend more time talking about that, why we launched it. We have a credit advisory piece and international operation. So those are the four legs of the restructuring piece.

In November, we launched the Palladium Partners brand. Palladium Partners is our practice which is dedicated to providing interim management services. By interim management, we’re really talking about key suite positions. By design we’re hiring people that have significant operational and end restructuring experience to step in and address interim management needs in businesses which are in early stage underperformance dysfunctionality but have a relatively strong balance sheet all the way down into crisis. We launched that brand really because of the strength of our general restructuring practice.

You’ll hear me talk a little bit more about how we got to our strategic plan, but a critical component of that was we felt we needed to provide a market differentiated product offering, Palladium Partners, so people could understand we have market credential folks doing this on a full-time basis and this just wasn’t an, oh me, too, we can do that, as well as other things. It’s distinctive skill sets required to provide that skill service and those are the people we’re bringing on board and we think it’s going to be a key driver for us. That was launched in November. FTI Capital Advisors, our boutique registered broker dealer, it’s full service investment bank other than we don’t do public equity underwriting and offerings.

Transaction services, again a business that was launched in a serious way last year. A lot of these businesses were hidden nuggets inside the restructuring practice when we came over from PWC and hidden in the following respect. When you’re in a large organization like PWC, a whole lot of services, they had a transaction service, and they already had a performance improvement business, already had a telecom team, we found ways to bring those valuable people on inside our platform. And so we’ve taken the nucleus we had there and we’re growing it very aggressively to take advantage of the opportunities that we’re seeing in the market.

And then our newest offering, FTI Cambio Health Solutions. You’ll be hearing later this afternoon from Marty Cohen, who runs our overall healthcare practice, and Tom Singleton, the president of FTI Cambio operations. It’s a truly strategic acquisition for us which allows us to broaden dramatically the service offering we have inside the healthcare state. Cambio is the preeminent provider of performance improvement, clinical resource management, interim management and restructuring services. So the key here is to the acute care hospital sector. The acute care hospital sector is clearly distinctive and is unique from the rest of the commercial for-profit healthcare sector. Its sources of funding are unique and different. It’s typically tax-free bond reofferings and underwritings with indemnity coverage from institutions like AMBAC and MBIA. Its buying patterns are distinctively different and typically boards of those local community hospitals are recruiting people in.

And we had aspirations years ago, well we’ll just grow that too, and we quickly learned: No, if you’re not a true player in that space with true credentialed expertise and recognized in the community you’re not going to get anywhere. Cambio was the best of breed in that. We’re thrilled to have them on board. We add them with Marty Cohen and the rest of the healthcare practice here, which is a leading player inside what I’ll call the commercial-for-profit sector, which would be skilled nursing facilities, physician practice, management practices, those type of things that we have a unique product offering. And, lastly, we have a very deep industry and specialty program in a number of areas. Indeed the specific programs we’re talking about here.

If you are the type of person who understands pictures better than words, this is what our organizational matrix looks like. You can start to see the breadth of the service offerings we have across this practice, combined with the depth of the specializations, which is really distinctive and unique.

Nobody else I’m aware of has anything close to this in the market of this broad a product offering and this deep of an industry programs and other specialty programs behind that. In addition to the industry programs we have a claims management practice which is one of the leading practices in the country. And we’re working on augmenting our tax evaluations, supply chain resources.

I want to talk for a couple of minutes about the competitive landscape. Clearly the turnaround in restructuring market has evolved dramatically over the last ten years. I started working with Dom in the late ‘80s, when it was a very new and very undeveloped practice. Now where we are now, it’s really a mature business. There are numerous competitors, truly more understood in the corporate world, and clearly there are different value propositions as people look at what type of services you deliver as to whether it’s a commodity or whether it’s more of a control premium and value-add.

As Jack and — I think Jack mentioned, it’s a cyclical business as well. The one thing I can’t control is the number of businesses that get in trouble. All we can control is market share. We can control getting the right people. We can’t control the end drivers. Notwithstanding that, there are a number of things we can do to make money while the market is down, and we’re doing that now.

What happens when the, broadly, the industry contracts during improving economic times. Competition broadens. Investment banks move people out of restructuring backed M&A, take advantage of the M&A markets. What we have found, certainly over the last 15 plus years, is that the well-established firms remain busy, and we have in weak economic times. In our personal experience, ours going back to the PWC days, is that we see expanded market share for us during times of economic expansion.

We stay focused. We stay dedicated. We don’t have the specific numbers to support this. My view is that the old Pricewaterhouse and the Pricewaterhouse Coopers restructuring practice grew every year, year over year, throughout the entire decade. That was the most robust economic expansion period in recent history in the United States. Why? Because we stay focused. We have the right people. We continue to get market share.

Industry’s changing as well, changing in a dramatic way. The restructuring practice in large part was based on our relationship to senior lenders. Why did we do that? We develop a relationship with senior lenders in the ‘80s and ‘90s because that’s where the money was. But there was also another reason. That’s where our audit clients were. Pricewaterhouse has a significant number of the major money [indiscernible] banks, audit clients. We were able to use those relationships to allow us to get introductions, to get our people in front of their work-out groups, and that was a kernel of starting to allow us to grow it over time. That’s not the world we’re in anymore.

I mean the reason we’re here is that we concluded near the end of the ’90s and into the early turn of the century, it was actually a disadvantage to be a part of the Big 4 organization. We think the market has proven us right on that. In fact, we’re convinced the market has proven us right on that. And also our relationship with senior lenders, while very important, senior lenders will play a different role in the next wave of restructuring than they have ever in the past. They’ve done a phenomenal job. They being the senior lenders, in managing to build up their own capital markets practices to extract premium pricing on transactions, financing, starting at the earliest investment grade, working its way right down through high yield offerings to getting investment banks as far as business is. The effect is they hold less risk exposure than they have at any given time. Who holds it? The hedge funds and stress debt funds hold a lot of the exposure.

The senior lenders are still the agent on those transactions. I believe they’ll have an important role as we go forward because they’re the agent and the hedge funds and stress funds do not have the infrastructure really to manage a broadly-based syndicated debt group, when they buck. And when they buck, it’s going to be real crazy. We’ll have a role, but our constituency has changed. We have to understand that and address that. Employers are going to clearly play, have been playing a more active role in determining who gets hired.

We see that is a result of the issues that have arisen over the last four or five years, with the apparent lack of attention by boards and the criticism they take and they’re much more proactive, much more involved, and we’re marketing to those folks. We anticipate this next round of restructuring we’ll see major collateral, collateral evaluation and priority battle. The reason being there’s been a tremendous increase in second lien paper. Second lien paper, second lien secured paper is not something you saw much of until the last three years, but from ’03 to 2004, the volume of second increasing four fold, 3 billion, 3.5 billion to $14 trillion.

Why is that significant? When it comes time to do an actual restructuring for the first time senior lenders are facing the issue, it’s not just senior lenders versus everybody else. It’s senior lenders versus senior lenders. Where is the line and where is the folk in security who is undersecured and whose equity. It’s going to cause a tremendous tension in the market that we haven’t seen before.

And the next few points I’ll skip in the interest of time. Here’s a point that is important. Notwithstanding the significant changes in the market over the last four or five years, the one constant is [indiscernible]. You can see for the last seven quarters of that graph, the most recent six FTI has been and consistently remains the top of the yielding table and is nearly three times what, excuse me, it takes nearly the next three competitors to equal the number of transactions and deals that we’re involved in.

What you see in here is not only FTI, and they maintained a consistent level between 105 and 115ish type cases but there’s been a dramatic change over in terms of who our competitors are and how they work. Six quarters ago KPMG and EMY were our next larger competitors. They’re no longer in the business. They’ve moved. They’re out of the business. So we think the market clearly did speak when you look at who else is in the restructuring business, they needed to get gone and they did.

Then we see the advent of some specialty practices coming in here, a [indiscernible] which is at Navigant. They spun away in January. Navigant lost what they had and up comes up there’s a lot of who is hot and who is not. We’re proud of what we’ve been able to maintain in our position and intend to keep it there on a go-forward basis.

Jumping into our strategic plan: We implemented in the fall of ’03 the corporate finance strategic plan, and that really, the genesis of that was a study that took place over the summer of ’03. Stu Kahn was the president and asked the corporate finance then as restructuring practices and other practices to spend some time together, their vision in terms of you said you wanted to get away from PWC, now you’re gone, what do you want to be when you grow up? Why are you here? What are the value opportunities?

So we spent the summer and fall working on that. We developed a plan in late ’03 and started implementing it in 2004. And since then it’s been a very successful and dramatic change in terms of what our business unit looks like, what our prospects look like and how we’re addressing the market.

In ’04, we established, as primary business units, corporate finance. Not restructuring, corporate finance as the macro business unit. Let me go back to that chart. The reason being is that responsive to market demand, and it’s more representative of what we do and provides diversity of product offering to address the market needs.

And when I say it’s responsive to market demand, part of the process we went through in putting our strategic plan together, we did the things one might do, analysis. We studied our competitors. But the best thing we did was we conducted a survey of important influential people in the market with an outside research firm helping us and they went out and talked to these folks. Some were our clients. Some were not our clients. They were across the spectrum of bankers, commercial bankers, investment bankers, lawyers, hedge funds, stress debt funds, broadest constituency as we could get the benefit of. We asked them a whole series of questions. Some were corroboratory. Some of which were completely new in terms of some things that we learned, and they formed the foundation for us going forward. And the market told us: We like what you do. You’re the best at what you do in restructuring, but you don’t do enough. You need to be broader in your service offering.

We knew that was good. We knew when we came out of PWC we needed to expand. It was good of our clients to say we want you to expand and we worked aggressively over the last 15, 18 months. We’re getting a lot of traction and representation. It’s representative of what we do. We have as I said earlier transaction services business inside the restructuring practice.

We had a leading telecommunications business inside the restructuring practice. We had a claims management business. So we had the foundation for a lot of these things, the nucleus.

And now since we’re unencumbered by being inside the Big 4 or the Big 5, as it was then, we’ve had opportunity to realize on that.

So we’ve set that out as our aspirational goal. Moved from geographic-based model to one that’s product and industry focused. We believe the best way to get market share and to serve our clients is to have market credentialed, specific expertise which addresses the issues we have.

We believe products and industries are the way we differentiate ourselves. And that’s the way we’ve organized our business and the way we’re going to market and deliver.

Indeed, one of the important things we did is we reestablished the visibility and the recognition of the company side practice inside the restructuring. When we first joined FTI with the existing restructuring practice here, which was here, which was almost exclusively oriented towards representing senior lenders, we were getting pigeon holed, well, geez, that’s all you are. When, in fact, the core Pricewaterhouse practice would always have 50%, 60% of its revenues coming from serving these companies as between representing a lender or a company, the view was we’ll take the company, the ability to have a more direct influence on the outcome and candidly the (inaudible) and services are much broader and wider.

Our practice was very focused on that. We very effectively got the message out in the advertising campaign to let people know, no, we’re still in this business. And not only we’re still in it, but we’re still the biggest in it. We launched and established Palladium Partners, the interim management practice.

And I mentioned earlier that the reason we created that sub brand is when we did our survey is to — the market in our perception of the market, the survey responses came back overwhelmingly positive along the following questions for the type of services that our restructuring practice provided, which is advisory, business management, cash flow management, those type of things, it was top of mind. Nearly 80% of the respondents said that’s good news/bad news. Obviously we’re pleased with the support and the market recognition and credibility. That’s the good news. The bad news is if you’ve got 75%, 80% recognition, where do you go from there?

That’s why we fundamentally believe we had to establish Palladium as a specific marker so they knew we had different competencies. We had different people involved in there, and that we could really bring a distinctive value proposition to the market.

We rebranded and positioned our investment bank for success. Before we had a different name. We didn’t have the right people involved in it. I’ll speak to it a few minutes later, but we dramatically changed the way we were going to market and the folks involved and it’s been successful. We launched our transaction services business. We opportunistically hired three key SMDs from Ernst & Young who are the market leading practitioners in the creditor’s rights practice. Creditor rights is the piece of the restructuring business which deals with unsecured creditors committees, trade creditors and bond note holders.

Mike Eisenband and his team clearly had the market leading practice in that space. Extremely complementary with our work, because if our focus is first doing company site work, they get hired first. Then senior lender work, they get hired next. The last thing to get hired is unsecured creditors committee. So bringing those folks on didn’t conflict us out of work we otherwise could have had. And bringing them over here as opposed to E&Y, they had much fewer conflicts at FTI than they did being inside E&Y and their practice.

It was a true win-win for us. We brought in 11 SMDs in 2004 in each of these product lines. And we did a number of these other specific activities in terms of key client management, key client programs and those things which are really designed to allow us to take advantage of our ability to play larger in the market and sell our various product offerings to a broader constituency.

You’ve likely seen these. I know you spent time on them. A key piece of what we’re doing in terms of brand awareness is focused advertising and speaking to our constituency. One of our challenges at FTI is to build the brand, let the market know what it stands for. We started on that. Our first campaign was corporate finance campaign in the spring of ’04. In November of ’04 we launched Palladium Partners, very effective, very insightful, very well received campaign.

And just so we could let everybody know, we had our investment bank team [indiscernible]; yes, FTI has an investment bank too. So those are some of our plans going forward.

With the launch of the three businesses that we had last year in an aggressive way, transaction services, Palladium Partners and the investment bank, provided tremendous synergies and the opportunity to grow the business. So a major focus in mind this year is to continue the acceleration of that product-driven nationally-oriented factor. So we’re very focused on integrating our talent. We’re very focused on designing strategies by where we go to market, and we’re very focused on supporting and nurturing those new initiatives. They’re not only take hold but they take hold and they grow dramatically. So that’s a very key focus is to realize the benefits of things we put in place last year.

Inside the entire practice, we’re very focused on realizing on the first group of advantages. First Mover Advantage is associated with the disintermediation that’s taking place inside the Big 4. We are in a number of areas seeing increasing scope limitations and increasing frustrations with the Big 4’s clients, increasing inability for them to provide services that they’ve historically provided. And our goal is to be very focused and precise and look back at our goal as being strategic, operational capital or financial oriented, to fill that void. And the transaction services business is one that we’re particularly focused on. There’s only one first mover advantage by definition, and we intend to be the credible alternative to the Big 4 in that space. It’s a huge space. We estimate the size of the market to be $750 million to a billion dollar business. And we want our fair share of that.

We’re intending to aggressively grow these new products by continuing to add new resources. We added a number of SMDs last year. 11, I mentioned. We’ve already added six year-to-date and we’re actively recruiting additional people in each of these product lines.

We are continuing to focus on refining and expanding our relationships inside the equity sponsor and the distressed hedged fund debt area. We believe these folks are key to our success and our profitability over the next three to five years. And we believe our product offering to them is, it’s a mutual benefit. They get the benefit of one-stop shopping, folks who can serve their needs from soup to nuts. We have the ability to move and taking advantage of those relationships and we’re unencumbered by the restrictions the Big 4 has or more scope and credentials and restructurings than boutique competitors now.

Just real quickly, on some of the products themselves. FTI Capital Advisors is positioned to become a true full service bank. Their focus is on both healthy and distressed clients with a particular focus on complex transactions. We believe with the depth of underlying support that the bank has relative to any of its competitors, that that’s a unique market differentiating advantage for them where they can go in and address not just the capital need and take your business plan and put a nice book and go to market; but if you’ve got integration issues, if you’ve got performance issues, improvement issues that need to be addressed before you can effectuate the transaction. The ability to implement a more holistic solution is an advantage for them. And the more complex, the more resources we can bring to bear. So they’re particularly focused on that.

We added five market potential SMDs in 2004. By that I mean, real bankers. Not retooling folks saying I’d like to be a banker. Real bankers. Folks like Alex Brown, Deutsche Securities, from Jeffries, Legg Mason. Experienced senior folks who will come over here because they’re excited about the opportunity to get on the ground floor to play a direct role in growing this business into a leading middle market boutique investment bank on a national basis in a way which they think is aspirational and better than the shops they come from for adding — where we’re recruiting heavily and we’ll add more talent this year. We believe the ability to send deal flow to and from FTI Capital Advisors and across our other products is very advantageous in terms of building key relationships with key buyers and we’ll capitalize it in a real way on a go-forward basis.

Full suite of products. The things you might see. Either capital placement, M&A advisory, strategic advisory, including valuation and earnest opinion. The only thing we don’t do, won’t do, is any public underwriting debt or equity securities.

Unique thing here, not every bank can say this, but coupled with the other resources inside FTI, we can address full lifecycle of what an entity’s needs might be, early stage. (Inaudible) capital all the way through special situations.

Transaction Advisory Services. Ed Bartko — Jeff Manning runs our investment bank, I’m sorry. Based in DC. Ed Bartko runs Transaction Advisory Services. And we believe now we’re the first to market with the nationwide practice. It’s viewed as credible or in fact superior to the Big 4 in many respects. We’re one of the largest providers of lender due diligence today with a growing private equity and corporate client base. Our goal is to become the credible alternative to the Big 4 as it relates to serving equity sponsors and corporate development officers. We believe we’re much more flexible and we have more senior level attention. So we think we get a higher quality product.

We believe the opportunity is there, because of what’s happening inside the market. Unprecedented changes that we just haven’t seen over the last, really, ten years. Started with the SEC dependence rules. We saw it in our practice where the SEC was requiring the Big 4, 5, 6, to report the level of nonaudit fees paid to auditors. Because the issue was, gee, if you’re paying five, 10, 20 times the audit fee nonaudited services, is the auditor really independent?

We saw increasing restrictions in our ability to serve our clients. Transaction services are seeing the same things. Folks don’t like reporting that on top of that Sarbanes-Oxley and the existing SEC independence rules which have been tightened create additional conflicts for the Big 4 where it takes too long to tell them whether or not they have the conflict, too many times their answer is a conflict or even if they can do the case the scope of services they can provide are too limited and too constrained. Equity sponsors don’t like that. Corporate officers don’t like that they are looking for a one stop shop and we can provide that.

So our advantages include, we’re not subject to these independence rules. We’re much more flexible. We can be creative in our fee arrangements. We can have at risk fee structures but only if we get the opportunity to participate in value sharing on the upside.

We think that’s the unique advantage and the equity sponsors particularly like that. And the focus senior level experience.

Palladium, talked about that. Our goal is a very simple one in terms of establishing Palladium. It’s to be the preeminent provider, to be viewed as a credible alternative to Alex and Alvarez. Alex and Alvarez are clearly the dominant player in the management space, from an interim manager’s perspective, truly only national practices and our goal is to be elevated very quickly into that space and we believe we can get there and we’re getting great traction and great market recognition today.

What does Palladium do? As you can see, the company is experiencing adverse circumstances. We establish credibility, very important, and implement operational and financial solutions. And we’ll serve in the full C suite of the position.

At a macro level, at the end of the day, this is the competitive advantage that corporate finance has. It’s the ability to coordinate amongst all of our product lines, to bring the right resources and capabilities to our clients, to address their needs throughout their entire lifecycle. We talked a lot about growth inside our internal organization. And I tell folks: Growth is great but we’re not looking for growth simply for the sake of growth, we’re looking for growth to the extent we can bring complementary products, complementary resources, so we have more arrows in our quiver to address our client needs.

We have the ability to provide more solutions and that’s what we’re focused on doing, and we believe we do that now in a more broad and a deep way than anybody else and we have plans to do that more. So we believe our debt and breadth of resources are unmatched. Absolutely our industry programs are differentiators versus what’s in the market.

This is a very important point, but where we fundamentally believe that our expanded suite of products, the ability to provide one-stop shopping, the ability to show deal flow to equity sponsors and development officers absolutely allows us to build deeper and more valuable relationships to our clients, more resulting growth to our practice.

And, lastly, we’re unencumbered by any of the independent restrictions facing the Big 4, which means we’re more nimble and provide more on the one hand. If you look at it as contrasted with competitors, the breadth and depth of our resources are unmatched and provides us clear undifferentiated effect there well.

Save questions to the end, Dom?

John Klick: I’m John Klick. As Dom suggested earlier, I’m the head of the economic consulting business segment here at FTI. I want to talk to you a little bit about certain things that DeLain was talking about, where we are, where we are going.

Summary of our business unit: About 225 employees, major offices in Chicago, Boston, Washington D.C., smaller groups in New York, Dallas and on the West Coast in LA. All of the practice areas we have are led by nationally recognized economists, with very strong SMD and MD analytical support. Many of the SMDs in this practice are recognized experts and do a lot of testifying in their own right.

We handle a full spectrum of economic consulting services, including antitrust and M&A, complex securities litigation, IT, employment, regulatory and policy issues.

We have a heavy focus on litigation at this point. But we do see suite consulting, strategic consulting for companies as well. Very strong industry focus across our group in areas such as telecommunications and media, energy, electric utilities, transportation, securities and banking.

And we have underway a new effort this year to develop a non-litigation corporate oriented strategic consulting practice that I’ll talk about in a minute. We’re continuing to expand this business unit.

In January we added Rick Cooper, who was formerly heading a corporate economic practice, E&Y, to come here and do the same thing. Transfer pricing group which I talked about a little bit last year has gained a lot of transaction this year with major engagement with Tommy Hilfiger and retention in two significant engagements recently by corporate clients. Our econometric practice, which is a blend of economics and statistical analysis, very quantitative practice, continues to grow rapidly and organically, and our network industries group has successfully transitioned its transportation — I’m sorry, its telecommunications practice this year and has expanded its engagement in the petroleum pipeline arena, which has added some additional sources of revenue to the practice.

Economics is a big opportunity. Market estimated at $2 to $4 billion. It’s fragmented and highly competitive. Out in the marketplace we see the big guys like Charles River, LECG, NERA, Analysis Group. We see smaller companies like Micra or Princeton Economics Group, and on occasion, although less so than we used to, individual professors will be out there competing as well.

Then there are folks that I call in the trenches work, do a lot of data analysis and that sort of thing with whom we compete as well. There are multiple business models and services. Approximately two to 3,000 service opportunities annually in the areas I’ve listed here.

I want to talk about really the four main groups we have in the practice, the group, Lexecon group in Chicago that Dom mentioned. Two major practice areas, sort of the classic antitrust M&A work and then complex financial litigation. That practice is split approximately fifty/fifty along those two general areas.

Major law firm clients, Fortune 100 companies as clients. Professionals are Ph.D., Master’s levels in economics and headed by two nationally recognized experts, Dan Fischel and Dennis Carlton. We have another branch of Lexecon at Harvard Square, also does antitrust and M&A work but they have a major focus on energy and sort of network industries in general. So they do a lot of commercial litigation and regulatory work in those arenas. They also have a very big focus on public policy, sort of the intersection of public policy and economics. Built on a relationship with the Kennedy School of Government at Harvard. Again, professionals at the Ph.D. and Master’s degree levels, headed by Joe Kalt, professor of economics at Harvard and Scott Jones, who you’ll hear from later today on the energy practice we have here.

Network Group is the oldest piece of the business segment, does regulatory and strategic consulting. Major focus on energy, telecom, transportation, primarily regulatory proceedings and some M&A work.

The economic practice in Dallas, part of MIS, centered around Dan Slottje, hits the top five econometricians in the country, not a really big list. He’s there. He’s a nationally recognized econometrician and professor at SMU. The professionals here are generally Master’s and Bachelor’s degrees in economics, finance, math. And our econometricians are all Ph.Ds.

Corporate Economic Consulting Group is the group we started this year. I wanted to go into a little bit of detail about it because it’s new and has a very different focus.

Here is sort of the basic premises that underlie our starting out in this arena. One is that companies don’t tend to buy economics. Instead, they want knowledgeable, experienced individuals who can provide analytics on targeted problems they’ve got or opportunities they see or around how we create additional value out of our company. So they’re not out buying economists, they’re looking for solutions to problems or ways to take advantage of opportunities.

They do demand and will pay for industry expertise and experience, and therefore we’re building this particular group very strongly around a set of industry-oriented practices, and I’ll show you in a minute, cutting across that a series of skill sets.

Strategy for growth here is based on three principles: We’ll go to market with strong industry expertise and credentials, focusing initially on a few industries such as life sciences, telecom, consumer products, energy and add others over time. We’re going to identify and develop specific solutions to meet industry needs. And then we’re going to customize those to individual industries and, three, a little bit like DeLain was talking about where he’s got a pool of talent he can move across the various demands in his business segment, we’re going to support this practice with a pool of technical expertise including a lot of the resources that already exist within the economic business segment.

This is a little visual sort of describing our displaying how we’re thinking about this. So we have a series of industry verticals. This should say life science. Retail, telecom, energy. We’re going to have experienced individuals in each of these arenas and then across those industries we’re going to be selling a suite of services, revenue analytics; how do you improve the top line; strategic costing and profitability; how do you help companies really understand what the costs of individual products and services are; transfer pricing issues, both IRS-related and internal business decision making; regulatory analytics. And then a set of tools that we’ll be modeling, data analytics, portfolio optimization, how do you help companies know where they stand vis-a-vis their competitors.

So this is sort of the plan we have, we’re in the process of executing on this plan as we speak. And we hope to grow this practice to being a major portion of this group, this business segment over a five-year period.

To just talk a little bit about how economic consulting relates with the rest of FTI. What does economic consulting do for FTI? Access to kinds of cases that would not otherwise generally be part of the portfolio. The antitrust and M&A work, some complex transactional issues, business implications of public policy. And very complex statistical and economic work. That’s what we bring to the group as a whole.

Our folks are very skilled at quantitative analysis, high level of mathematical capabilities, and able to bring those skill sets to a wide range of disputes. I’ll talk in a minute about how we’re having more and more interaction with the other business segments here at FTI. The ability to put our clients’ actions and market and public policy context. A lot of times, particularly in litigation, it may go back several years. It’s hard for a judge or a jury to sort of understand from today’s perspective what was going on six, seven, eight years ago. So part of what we bring is an ability to go back in time and describe the market and the public policy environment at the time and put our clients’ actions and the actions of our opponents in the right context.

Corporate economic consulting. Again, we hope to provide a platform for which we can market services to companies who don’t traditionally buy economics. And we think this is going to be a very nice way of providing another point of access into economics and what I’ll call the Lexecon skill set for private companies who wouldn’t normally buy it.

What FTI does for the Economic Consulting Group is equally important. Most of Economic Consulting’s competitors are moving into areas that they describe as financial consulting, intellectual property, forensic accounting. So people are moving to the business model that we have had for several years here at FTI. And by being part of FTI, our economists have a critical mass of really experienced, proven high level skills in these arenas that they can tap into and it really makes for a very powerful combination when we go to a client. I’ll talk about some specifics in a minute.

It also provides a nice opportunity for our economists to be at the SMD and MD levels to develop testifying experience and independent client relationships that sometimes is hard to do in an environment where you’re an isolated company built on a super star model, everybody wants the super star. It’s hard for these folks to develop their own expertise and relationships. Here at FTI it’s a much nicer opportunity to do that. And it allows us to expand our footprint into other markets more easily, because some of our brethren have relationships where we don’t.

We’re having a lot of integration success, I would say, with the other two business segments around things like market timing cases and the oil and gas industry. And I’ve got one example here which is our representation of a Fortune 50 company in a very large international arbitration that’s underway right now. And this is sort of just a brief description of how this came to be. The original approach on this thing came through Roger’s group, who had a long-standing relationship with the client. Some of the economists and the forensic guys got together and made a pitch. And the guys who went to the pitch and won the job, none of them are working on this case. Once we got into it, we realized there were different skill sets needed, different areas of expertise. So the people who actually went and made the presentation ended up handing this job off to others in the company who were better suited to what we learned about the problems and the issues.

Lexecon Harvard Square, a lot of knowledge about the framework employed by foreign countries to encourage direct foreign investment. They were able to put the issues, as I said before, that were, put the issues in play in the litigation in a larger economic framework relating to what was going on at the time these investments were made, what the country — what the countries were trying to achieve and what our clients, the investors, were trying to achieve.

We had teams from both Roger’s and DeLain’s group assisting in actually valuing the assets and tracking the individual investments made by our clients over the course of the building of this project. And we now have an FTI trial graphics team that’s been retained to provide some sophisticated courtroom presentations that will be used in the upcoming hearing in July. This is what we hoped for with FTI, and we’re seeing a lot of this kind of interaction between our three business segments around complicated, big ticket, best-of-company kinds of litigation, where we’re able to bring in skill sets from all three of these divisions as needed to do the work that needs to be done.

I just want to give you some examples of typical engagements so you have a better idea of the kinds of work we do. Lexecon is currently providing assistance before the SEC and the DOJ on behalf of SBC in its acquisition of AT&T and Verizon to acquire MCI. And as of last night our Network Industries Group has jumped into the SBC/AT&T merger stuff as well. Lexecon guys recently testified on behalf of the cigarette manufacturers in the case that’s been in the paper where the DOJ decided it would settle for asking for 10 billion instead of 130.

Our Lexecon guys have appeared in three major international disputes concerning value of crude oil, LNG and CO2. The Tommy Hilfiger engagement, I discussed before, has been in the papers quite a bit.

Our econometrics practice has been engaged by a Fortune 50 company as a damages expertise in a major IT case involving cellular telephone technology, and earlier this month Lexecon and Network were named by SBC to file comments before the FCC in a major rule-making around special access lines which are dedicated lines that a lot of companies used for providing Internet access and long haul communications.

Important trends in our business: There are no surprises here. M&A activity is high. There’s been an uptick as well in our antitrust work. Regulatory activity is high. There’s been kind of a hiatus for the last couple of years in a number of regulated industries. We’re starting to see that log jam loosen up. We’re starting to see a lot of regulatory activity at the FCC, at the Federal Energy Regulatory Commission. A lot of [indiscernible] in the telecom and media space. This is one DeLain mentioned, increased scrutiny by regulators SEC, DOJ, FCC, PU.

Trends here at FTI: Strong internal synergies are really starting to take hold, in my view, certainly from my perspective. I see it every week. We’re doing this really well at FTI right now, this across business segment interaction. And we’re starting to see really a merge in the last couple of years, real strong preference for firms with specialized offerings and deep industry experience. I didn’t see it so much in the market even a couple of years ago. More and more now firms are really, they want to know: Have you done this before and have you done it for somebody like me. And, you know, that’s a trend we’ve seen really develop rapidly in the last year, I would say, and we’ll talk this afternoon how we’re collectively responding to this trend.

Big opportunities for my business segment in 2005. Broaden, deep in our concentration in telecommunications and energy by working as components of our interbusiness segment teams that you’ll hear about this afternoon. A lot of internal referrals, as I said before, both ways from us out and from the other business segments in to us. We are moving to rapidly build out the corporate economic practice that I described. Very favorable M&A antitrust market which we’re taking a lot of advantage of right now.

Concerted efforts to expand into the healthcare and IP across the economics business segment. And, as Jack mentioned, trying to seize opportunities to add nationally recognized economists where we can.

Continuing, increasing success in demonstrating to our clients. So it’s not just for us but our clients are beginning to see the value of this cross-business segment integration that’s going on. And this has the nice effect of increasing the value of the economic consulting group while relying less heavily on what I call star power. And we’re having some success already in building corporate economic practice. We’re in varying stages of discussion with thought leaders to fill those verticals and horizontals we’re showing you. And we’ve already generated a significant amount of billable work, much of which is being done at this point by other practices in economic consulting and in other business segments of FTI.

We’re working to expand our sort of high end Lexecon practice by seeking to add internationally recognized economists, both domestically and in Europe, continuing to build high quality support, analytical support under those guys, and enjoying increasing success in exploiting the various synergies we see.

Longer term growth strategy involves organic growth, building on existing relationships and synergies, continuing to hire and develop strategic alliances with industry specialists and nationally recognized economists.

We are — Jack talked about our pipeline of acquisitions being very active, and we are involved in that, targeting firms that we think make sense, firms of this practice and of FTI as a whole. And we are working this year to establish significant presence in some Washington/New York/West Coast and Europe.

So thank you.

Roger Carlile:

I’m Roger Carlile. I head up Forensic and Litigation. As Dom mentioned, I came from KPMG in November of 2003 as part of that transaction with KPMG, and I have to tell you it’s an exciting process for us because we went through a process of looking where we wanted to be, and there was a real excitement that the people that we thought that were the best, thought we were good enough and together we would all be dominant and the best. So we feel that’s absolutely true. And we hope you see that as we move through the future.

Along the lines of DeLain, not being outdone in the terms of a picture, understanding pictures are worth a thousand words, I tried to tell a picture that actually had a thousand words. But this really is the way that we view the forensic and litigation business. And this is sort of a go-to-market structure. And there’s several key points that I want to bring out here. But the first thing is since November 1, 2003, and really through the end of 2004, our focus was about integration, unification and focus. It was to get all of our professionals on the same page as one team hitting the market so we could maximize all those synergies you’ve heard about, not just within FLC but across the other segments as well. And that’s really what this represents.

This is one team of professionals, about 400 people, and there’s three big go-to-market focuses here. One of them you see is financial consulting. And that’s all of the people that you think about in terms of CPAs and investigators and people who are working in core disputes and investigations and those types of things.

In the middle there you see “Technology services.” And you’ll hear more about that later from David Remnitz. This is a big growth area for us. It’s enough we want to be sure you understand it as well. That’s why we’ve asked David to come speak with us as well.

And trial services. We’ll talk about later in our competitor set where people lay out across this spectrum. But when you look through this, I mean this is the way we look at the business. We’re focused on servicing our best accounts with our key account program and our business developers are out there every day trying to understand what our clients’ needs are.

We come at this with geographic focus. We’re in 12 offices. So we cover the United States. We’ve got a number of national products like intellectual property, regulatory investigations, financial investigations, disputes.

We have, as you see, technology. Notice the two red arrows there are there for an important purpose. We talked to you about our technology business. We’re very focused on what’s in that middle set of boxes there. But the reality is that there’s technology in almost everything we do. In fact, you even heard some of the other segments today.

So, for example, you hear Trial Max right here. Now, we go to market with Trial Max as part of our trial services team, because it’s delivered and sold at the same time as is our graphics consulting and our jury consulting and those kinds of things. But that’s a technology tool. It’s a proprietary tool built by FTI, and it’s the best in its market space.

The same thing over in the financial consulting and anti-money laundering investigations, we have technology tools. And it’s these technology people are helping build those, but not everything we capture — we’re managing here to try to really focus on the growth opportunity and technology. We’ve got that specialized focus. Some of the things you’ve heard about, like Ringtail you see here is in the applications solutions area. We’re focused in that part of the business, and David will tell you more about looking how we go to the market through different channels, to maximize our technology offering. And I’m happy to say that for Ringtail, which was a recent acquisition, as you know, that they are actually ahead of plan from where we thought they would be when we did the transaction. So we’re off to a very good start there with that product.

And, in fact, tomorrow we’re rolling out the next version of the product. It’s called Ringtail Legal 2005, and that’s being rolled out at Legal Tech and LA. Great things happening there.

So I think the point here is this is a group of people who are going to market across, you know, a unified set of accounts. We’re trying to make a difference for our clients with all of these various skills.

We look at our clients’ needs in terms of sort of what I call the dispute and investigation lifecycle. There are things that occur in the lifecycle of an investigation or a dispute and you can see this as you look more closely into the pages you have in front of you. Issues, events, you have to assess the facts through discovery, you have to [indiscernible] the facts, analyze and present findings, monitor after that’s been done. And there are a number of things that clients need through that process.

Here’s a view of how those three big market focuses I spoke to you about have products and services that go across those needs. You can see in technology we do things in every part of that phase. And trial services, we do something in every part of that. And in financial consulting we do something in every part of that. In fact, one of our focuses is to do something in every opportunity. Because as we’ll talk about later, we’re the only firm that I’m aware of that can do that in the forensic and litigation space. We don’t have a single other competitor that I’m aware of that does every one of those things. And that should be a very powerful, we believe it’s a very powerful proposition for us and our clients.

I threw this in just because this is sometimes the way people, our clients or others out there, will speak about our services. Some of these buzz words: Construction claims or patent infringement, or, you know, document repository services or, you know, electronic communication, e-mail, electronic discovery. Anti-money laundering. So people come to us often with a particular problem. It’s up to us to understand where they are in the phase of their need and what our services are that fit against that and bring the best resources. That’s why integration and that team focus is so important. Because we want to bring the best resource to the client every time. So it’s not about one individual professional saying this is something I want to do. It’s about, as John mentioned, going to that pitch. Hearing what the client needs. Coming back and finding the best resource to solve their problem. That’s our goal every day.

In terms of market scope, if I’m asked to give a 30 second, you know, comment about what it is we do, I break that down into two categories. One is disputes. So what I tell people disputes are situations where facts, people and organizations do not agree. And there’s a reactive and a proactive side to that. And when you have that situation, there’s typically something for us to do. It’s either to discover the facts, analyze the facts, present the facts, reach our own conclusions on the facts. But people don’t agree. And that’s what we do. So if there’s some situation which they don’t agree, then there’s the opportunity for us. And that’s very broad. There’s many, many opportunities in the marketplace where people don’t agree.

We can do that after the disagreement has arisen or we can take those learnings and work with clients before the disagreement has arisen to help them not have that arise. I’ll give you an example. We do a lot of post-acquisition dispute work. So after the deal happens there’s some dispute over what the deal said and how you deal with those issues.

We can take that learning, get with Ed Bartko and his team and corporate finance and talk to the clients about putting certain clauses or dealing with certain issues in their transaction documents in advance. So that you don’t have those situations arise later. So there’s a reactive and a proactive side to dispute work.

The same thing in investigations. There are situations where financial or other business-related behavior may not comply with someone’s preset expectations. Those preset expectations can be legislative, regulatory. It could be just a corporate or governance standard or it could be just an individually held standard what a person thinks the behavior should be. They have some concern that it may not comply or some evidence that it may not comply. They want to investigate that. That’s the reactive side of that, they want to investigate and see does it or does it not comply; and if it doesn’t, how do you remediate that situation.

The proactive side of that is often referred to as integrity services or ethics services, but that’s taking, again, the concerns that may happen and talking about how do we put programs in place to ensure it doesn’t happen or catch it timely if it does happen and remediate those things. So that’s sort of the scope of our business, disputes and investigations.

If you look at our competitor set, and it’s a large competitor set, again, because we’re the only competitor I know that does all of those things. And I’ve broken it down, my view, into tier 1, tier 2 and tier 3 competitors. To some degree it’s anecdotal on who we run into. The tier 1 competitors will offer the broadest range of services that compete with us. Again, none of them offer everything we offer. But some of them offer, you know, 75% of the things that we offer. Tier 2 probably only offers about, you know, 30% to 40% of the services we offer. But some of them are very good in that particular set. Tier 3 is really to state there’s a very big market out there. There’s a set of that market that’s not going to really buy our services. If you go back to our vision, we’re focused on those most complex issues where you need that set of skills that you can’t get just anywhere.

And those people play it from the tier 1 and a little bit tier 2. When you get to tier 3, we seldom run into those but they’re out there. If you talk to the total market of these services, you would have to include them. But if you think about the likely serviceable market for us, it’s this smaller subset in the tier 1 and tier 2 categories.

In terms of sizing the market, that’s a difficult thing to do in forensic and litigation. For us, first of all, the only competitor I’m aware of that does all of those things, there’s no study out there that studies all of that, you’ll hear later from David that there are some studies in technology that try to help to size that part of the market. So we do things to try to conclude for ourselves what the size of that market is. We look at the number of competitors that we really think are in our space, and we look at the numbers of employees they have and the numbers of offices and locations. We look at the numbers of deals. We look at what we believe to be their average revenue per employee and we start to get a sense of what the total spend is in the competitive set for our services.

And our best estimates is the total North American market for service portfolio that FTI has so for what we are serving we think is a four to four and a half billion dollar market. Now, you just saw that John had a large market, too. You hear some of the same words. You might have a question: Is that a, is there an overlap? And there may be a small overlap, but I don’t think there’s a large overlap. Because the skills we’re focused on here are not the skills that our economic services bring. So while there’s a little bit of overlap, there might be a project that I work in FTI and on the other side is an economic firm. And it’s actually an economic skill against, say, an accounting or fraud skill. That’s actually reasonably rare. So I don’t think there’s a great deal of overlap in those numbers if you’re concerned about that.

Our best estimate of what is that serviceable share, that part of — that group that’s really going to buy from the tier 1 and tier 2 services in North America we think is about two and a half to $2.8 billion for everything that was in that first slide. And our view is that we have about 8% of that spend. Now, if you say that’s an 8% market share, that may be a bit misleading because we have 8 % of that spend but there may be two or three competitors in every situation that we’re in. And some investigations, the audit committee has hired one of those competitors. The company has hired one of those competitors. Maybe a regulator has hired one of those competitors. So if you just assume that it’s a two-party matter and only two people hired. You have a 10% or 16% share, what focusing on we think we’re getting about 8% of that spin. Obviously there’s a lot of opportunity to be much stronger than that, and that’s our goal.

In terms of our position, again, we don’t have quite the same information that let’s say our corporate finance does with the lead tables. So it’s hard for us to say that we have more deals than anyone else and we’re number one. I can say confidently we’re among, if not the largest, we’re among the largest providers of the services that we have. And without a doubt I feel we are among the best. We have some of the most qualified people I’ve ever been around in my life.

Our goal as a part of doubling the firm, as Dennis mentioned and Jack mentioned earlier, we think there’s no reason we can’t double what we are [indiscernible] today. So we think we can take that to $400 million, $450 million in five years, both domestically, and there’s international opportunities. That’s a big opportunity for us to move internationally. A lot of our clients, when they have investigation needs, those aren’t all resident in North America. Those are around the world. And they need to have that quality of skill. They often want that real top level thought leader. But they’d also like to have in-country, culturally sensitive providers of those services as well. So it’s a real opportunity for us in that realm.

In terms of some of the market dynamics that are driving our business, you probably can’t help but having read recently in the press about what’s going on in the big accounting firms. And just this week, you know, the article about how a small number of accounting firms and the Sarbanes Oxley regulation continues to create a need for some other providers, because with four firms, and I guess the concern or scare it might be three firms, there’s a real problem in having any real choice in the provision of your audit services. So you don’t want to have those accounting firms all conflicted by doing things that Sarbanes Oxley says you can’t do. Like expert witness work or valuation services or interim management services or those kinds of things. So as a result of that, you need some dominant, multi-disciplinary large-scale providers that can do those things. Because Fortune 500 companies want to buy those services from a major player.

And I think that’s the real thing that we’re seeing in FLC and I know for FTI is that there’s a set of competitors that are focused on that market. And what we see in our competitive set is the people who are focused on corporate finance historically are now trying to get into FLC. If you look at the competitors there, you saw Charles Rivers. They bought into cap as a direct competitor. If you look at LECG, they’re all trying to get where we are. And we have to stay focused because we’re there. We want to stay focused, dominate and grow forward under those trends.

The concerns regarding business ethics, conflicts of interest, integrity, those continue to escalate every day. It drives the need for greater transparency and all the kinds of services we provide, investigation, integrity, corporate governance and those type of things. Number of civil litigations continues to increase over the past five years. Among the cases that go to trial, they’re tending to be more jury trials than bench trials, create a more complex environment, greater need to communicate information. And electronic information, as we’ll hear from David, that is growing and growing by leaps and bounds. It’s more pervasive every day and it brings up all sorts of issues around discovery, management security and privacy.

Some of the key priorities for FLC, since we’ve gone through this process, and we’re a team that’s focused on the market, for us we’re focused on our key client relationships. Try to be sure to understand that we understand our clients’ needs, develop the services they need, when and where they need them. Key focus for us.

Product growth and development. There’s a number of products we’re very good in. We’d like to be very good in them on a broader basis. There’s products we’re developing. So that’s a key focus for us.

Many of those developments you’ll hear about from Dave in the area of technology, for example. Geographic growth: I mentioned we’re among the largest nationally and we’re in those numbers of offices I told you about. We’re not necessarily dominant in each localized market. So a goal for us is to dominate each subsection of the market as well. And then every day we’re focused on making sure we have the best people, because that’s what the clients come to us, because that’s the traction and development and [indiscernible] of those best people. There’s a lot of competitors out here who weren’t in our business before. They see the same trends. They want to be in the business. So we have to be very focused on that issue, focused on our people and how we attract those people, how we develop those people, compensate those people, retain those people. That’s the heart of what we do. It’s our clients and our people and the connection is great there.

David.

David Remnitz: Thank you, Roger. I think the last two hours has been the most time I’ve spent in one position not taking a phone call or meeting in the last three months. It’s been a unique experience. The last time we spoke was a year ago over at the Four Seasons at the analyst presentation. And over the last year we’ve been fortunate enough to be involved in over 50% of the front page cases and second page cases in the New York Times or the Wall Street Journal involving electronic discovery.

What we’ve seen is that electronic information over the last very short period of time has become, as Roger said, pervasive. Pervasive across the board in most of the large-scale litigations, disputes, investigations, whether they’re SEC-driven, Attorney General, U.S. Attorney, FTC second requests or other matters. What we’re finding is that in order to scale, we’re having to build bigger, build more intelligence of this market, hire the smartest people and build the best tools. And we’re able to do that.

We are working today in some of the largest insurance investigations, mutual fund market timing cases, financial services investigations, healthcare matters, as well as intellectual property and patent disputes. It’s a remarkably exciting time.

It’s a remarkably fast growing time for us. We’ve changed our philosophy in the last year, to that of opening the operating system. We believe it’s key for us to be involved not only from a human perspective, consultive perspective but from a software process by owning the process in which lawyers and companies involve and use information to their advantage in complex litigations, disputes and investigations.

What we’re seeing is that there’s a continual increase in, as I said, the pervasiveness of electronic data, whether it’s a device that you use as part of your day-to-day routine, whether it’s a cellular phone, whether it’s a computing platform you use daily to do your work for word processing, presentations, spread spreadsheets. Or the transactional systems that support large institutions, electronic information accounts for approximately 80% of the information that’s a part of litigation today. We’re also seeing an aggressive stance in the legislative and regulatory changes, and that a more professional handling of information has been incredibly important. That claims of spoliation or mishandling of evidence has resulted in dramatic damages and dramatic financial impacts on large organizations. Therefore, the importance of having experts and individuals and the right software and technology tools to handle that information properly are uniquely important in this day and age. We are also seeing that the industry, especially in large matters, is looking for end-to-end solutions. I’ll talk a little bit more how we approach this problem from the birth of information to the eventual destruction of information in the face of this type of litigation or this type of matter. And that our clients are demanding comprehensive work flow management. They’re demanding efficiencies, demanding hand-offs. So as we acquire information from an electronic standpoint, as we filter information from an electronic standpoint, and as we eventually produce that information to our adversary or regulatory bodies, the efficiency of having the streamlined process has become very, very important.

When we look at the FTI and FLC, in particular, technology practice, we have it broken into three primary areas of focus. The first area being that of our technology consulting business. The human business behind providing expertise to both domestic instances as well as our global clients. That includes things such as helping organizations in up front responses to subpoenas or what we call overall discovery consulting, positioning the organization to know what it has in the face of litigation or an investigation, to know where to get it, to know how to get it and to know how to handle it properly.

We’re heavily involved in the area of computer forensics, understanding chain of custody, working with large organizations. The largest case to date has involved over 12,000 computer systems on a global basis in SEC as well as Department of Justice investigations in the defense of that matter. So we’re very well versed and experienced in handling the most complex global electronic and matters.

The area of tape analysis and restoration has become very important in the front page and second page news stories, where the mishandling of historic media, the accidental misplacement or destruction of historical information and the proper handling of that information is very important to our clients. We have expertise in that area as well as electronic mail and file analysis and data analysis and data mining.

To date, the largest project we’ve handled has been something on the order of 30 terabites of information and reconstructing a financial system over a period of five years, in defense of an SEC as well as enforcement action for one of our largest clients.

And supporting that are all these fundamental and key foundational tools that we are building or we have acquired. The Ringtail repository serves as a critical part of our strategy in supporting the only operating system model for litigation disputes and investigations.

As we leverage our relationships with companies like Microsoft by using Sharepoint for the sharing and coordination and work flow management of our technologies as well as our partnership with Attenex (ph), we’re doing the up front culling and analysis of information. Our technology services business forms the foundation for annuity-based business. Month-to-month reliable revenue streams that span the enterprise.

In our application solutions business, we are reselling technology to our end clients, serving as the enterprise bases for some of the largest law firms, some of the largest governmental entities in the world to conduct their own litigation support in matter management, posting millions and millions of pages of information on site within some of the leading names globally. Our Trial Max technology is also being leveraged in this space. And as we go forward I’m sure you will see more technologies and more what I will call recurring technology businesses affecting the FTI portfolio.

When you look at the span of cases and the matters that we’re supporting, they involve cases in relation to the SEC, the Attorney General, the Department of Justice, the general counsels of some of the largest organizations of the world, board and audit committee investigations, whistle blower allegations, SEC internal requests and internal review and compliance management. We believe that FTI is a technology company. And we have spent an awful lot of time building the right intellectual portfolio to support this effort.

Most recently we’ve been able to, we’ve begun to understand the size of this market on a domestic basis. There have been several studies that have been authored claiming the market size to be somewhere in the order of 1.2 to $1.3 billion here in the United States just for electronic information management alone in the face of litigation disputes and investigations.

And our goal is to be in the top two. Today we believe that with our business model in the $60 million range for the technology practice, we’re in the top four to six.

We have some work to do, and I think over the next 12 months we will get there.

As Roger described earlier, electronic information and technology plays a role across the entire consulting and litigation triage process. As I spoke before, examples and buckets for this type of service include helping organizations with their preservation strategies, how to maintain information in the face of litigation when a litigation hold is critical. Conducting forensic imaging, cataloging the information that’s of interest, and performing tape analysis. All the way down to what’s become a very hot topic, the issue of what we call spoliation analysis. That is, either the accidental or purposeful deletion destruction of data that’s pertinent to an investigation. I can say that during the last three to six months we’ve been involved in by far the most high profile cases in defending organizations against spoliation and damage claims.

The technology market is very important to FTI. Technology provides a level of stickiness. When you look at the work we’re doing today with our Ringtail repository, the Ringtail repository in place in some of the largest organizations and government entities, those become an introduction point for some of our services, whether it’s a service in our Lexecon business unit or services in other units, such as bankruptcy or restructuring practice, or financial services lines of business. Those become entree and they become a hold point on a continual basis to have month-to-month revenue as well as annualized holds on these clients. And that follows the only operating system model to leverage our other services within those clients.

It’s also a revenue source that’s annuity-based. It’s different from our human business. It’s different from our revenue for professional producer and it provides us with that foundation for growth. It also gives us continually growing leverage. As that install base grows so does our opportunity to sell and upsell additional services to our client line. Today we believe we only represent a shade under 3% of the overall electronic discovery and electronic information market in this area. We have significant room for growth and having those people to pursue that growth is one of our critical objectives.

Our goal in the next three to four years is to build this practice to above $100 million mark, including all three silos, and we have several strategies to that path. First, it is to extend our operations in the EU as well as in the UK, to leverage what we have in terms of our repository business, to grow that to a larger number of law firms who are constitutents within our ownership base and our usage base, and to derive from that continual revenue by upselling our services.

It’s also to extend our reach into Canada. We’ve done some significant work in various areas of the Canadian market, and by using this strategy, by getting that foothold and expanding that foothold we believe we can leverage the Canadian market. And after that extending into the Asia-Pac Rim utilizing the same technology footprint, Ringtail which has become a de facto standard at the high end of litigation and matter management to gain that foothold and to expand that foothold.

We are also working on very, very aggressive licensing agreements with globally recognized brands which will extend the platform to a larger number of users and therefore give us additional upselling capabilities.

Our growth is directly proportional to the market demand in each country, and we will continue to follow that strategy. Today we believe that the U.S. market contains a shade over 50% of our opportunity, with global reach into the EU being the second step and thereafter being the Asia Pacific Rim.

Our reputation in the past has not been that of an overly technology focused company but I hope from what you’ve heard today, some of my brief touch points on this area you’ll recognize that we are spending a significant amount of time not only acquiring the human capital, but acquiring the software tools necessary and promoting those software tools from a global branding perspective to make FTI a leader in the technology space for supporting large scale litigations, disputes, and matters of importance.

I’d like to conclude this by offering, I get to offer the Q and A session, or start the Q and A session with the audience. I think by the looks on everybody’s face we could probably use a five-minute break. So what we’ll do is we’ll set up the practice leaders up front so we can answer the questions and then we’ll go into the Q&A and then we have a buffet lunch and then we’ll launch into our industry program.

(Break)

Dom DiNapoli:

Let’s get started on the Q and A for the practice leaders. They’re the only things between us and lunch. So we can spend as much time as you’d like on this.

<Q>: I’m not sure who my question is for but I was trying to get an understanding of each of the gentlemen mentioned how working for FTI they’ve been getting benefits and cross-referencing, et cetera. As an investor I’m trying to figure out, is that just a question of time that it matures, people get to know each other, they get to know specific people in the organization? Or is there something that is centrally done to drive that? Maybe driving it centrally is a bad idea, I don’t know. I just want to figure out how does that ultimately work to get better.

<A>: All right. It’s actually something that we’ve put in place. Actually, since each of us joined the firm, many of us come from the accounting firms. That’s one of the things we’ve learned, the power of cross-marketing. This afternoon you’ll hear a little bit about our industry solution initiative that we’ve launched in the beginning of this year, and you’re going to hear about cross-discipline practices working in these industries together. And I think earlier today you heard each of the practice leaders talk about the excitement of bringing in each other’s practice to help serve the client and provide all the services that a client may need. And that really does differentiate us and let’s us compete in a much bigger way again. The accounting firms that have much more resources, that is, critical to our success. And I think it’s really catching on and you’ve heard each of the practice leaders talk about how important it is to their respective practices. And if you spoke to the senior managing directors within their practices, they’re all thinking about that also. We make the pipe bigger by bringing in the expertise rather than having the client bringing in a second firm to help with an issue that maybe that particular practice didn’t have the expertise. It’s an incredible amount of industry expertise that we have in the industries that we’re focused in across the practice areas.

So no one practice has, you know, has the market cornered on a particular industry. So you’ll hear a lot about that this afternoon, though.

<Q>: Thanks. DeLain, a couple of questions on the restructuring side. One, if we go back to probably about this time in 2000, talked to — remember having Stu and Jack and Ted in the office. One of the questions was, we kind of looked, restructuring is about to get going in the next six months. You sit there and you say how could you be so sure. And the answer was the banks that we talked to and the clients are starting to staff up there. Are you seeing anything like that right now that gives you that same sort of confidence that we may see things pick up six months from now?

<A>: We talk a lot to the banks and the other players actually in the industry, not just banks but the hedge funds, the equity funds that are sources of liquidity now. And, yes, what we are starting to hear in a more consistent and a more active way is the workout groups are not staffing up right now, but they have done a very good job of redeploying their people and keeping them available for when they see the next wave hit them. And if you talk to them, they’re all saying get ready, we’re starting to see more deal flow. We’re starting to get, brought in on our internal credits to provide consultation, and that’s just a precursor to those things and moving to the workout group. So from each institution we talk to they’ve been telling us for some period of time we’re software, software, over the last few months they’re starting to say we’re getting more engaged, starting to get busy. So we’re starting to see those signs. You talk to the equity funds and some of the leverage finance shops, they’re now starting to pull back on liquidity. They’re becoming increasingly concerned about that last level of financing being the last person holding the ball when the music stops. And when it happens, my sense is it’s going to happen relatively dramatically and we’ll wake up and not realize it happened other than the fact that we’re all completely swamped.

<Q>: And I guess on that basis, you’ve done a pretty good job of holding up utilization in the group. What do you do especially if it’s something dramatic? Can you shift people from other areas or do you have to go out there and sort of do some mass hiring?

<A>: Well, we’ll clearly hire. We’re actually hiring now and we’re growing. The plan was to expand the corporate finance practice and head count this year from where we started at the beginning of the year by 40, 50 people. We’re well down the path towards doing that. We were expanding because of the diversification that we see in terms of growing these new products and what we’ll do is we’ll redeploy people inside the organization and we’ll go out and we’ll hire.

<Q>: Lastly, if I might, what makes you think, one way or the other, that KPMG, the consulting practice [indiscernible] were they the ones that they won’t be a better competitor under the Meiserow (ph) window than say they were under the KPMG or better or worse?

<A>: I guess I should be nice. They were, from a restructuring perspective, KPMG had the practice they had. They’ve actually had a practice that’s now principally focused on trade committee work over Meiserow. Meiserow is a boutique investment bank. What KPMG had over there, they lost some of that practice over at Meiserow. That’s one of the many competitors. There’s not one I’m particularly concerned about as it relates going forward.

<A>: David, to add to your second question. One of the things we’ve been very effective at doing is moving people from practice to practice. So if all of a sudden DeLain’s group started really going gangbusters and Roger’s group had some softness, we could move people from particularly corporate finance and interchange between corporate finance and FLC, the skill sets are very similar and in fact that’s what we’ve done in our prior lives at the accounting firms. So that’s an easy way to ramp up, plus, as DeLain said, we’ve got recruiters out there. We’ve got ads in the papers. We’re all looking for talent, and we anticipate bringing on a lot more people this year.

<A>: Just to give the background to something that was said earlier, Dom. I think you had what number of people hired coming on?

<A>: 40.

<A>: FLC has 39 people starting by the end of, during the third quarter and has 25 offers outstanding. So I mean there’s growth in the people count in both of those businesses.

<Q>: Just a question for each of you. If you could kind of update us on the pricing environment, particularly in light of some of the comments you made about the competitive landscape, which, as we sit here today, as you look out at the conversations are like and I guess balanced against the market opportunity that you’ve talked about as well.

<A>: We’re clearly in the corporate finance, more in the restructuring practice, is a better way to put it, seeing more pricing pressure today than we did three or four years ago when everybody was running full out. That’s just a natural cycle. When there’s more demand, you can adjust your pricing accordingly. We see a lot of pressure. I’d say the way we’re addressing it is as follows: We stay focused on not chasing just every opportunity. We focus on those opportunities we think provides the best opportunity to use all of our skill sets. And in that regard we’re not going to lose work to the extent we need to be competitive with the market. And we’ve made adjustments, and we’ve moved down, but we find ways in which we can then staff it which provides us the same margins we need. So we move from simply a time and materials basis to maybe we’ll move to a fixed rate per hour. And that allows us to manage our staffing complements, deliver the client needs but still get the appropriate returns for us.

We’re moving away from simply time and materials, which is just hours times a rate per hour, into more monthly retainers. So it provides us what early on we may have more resources on the job over time if it’s a 12, 15, 18 month assignment we make up margin on the back end, and we’re moving much more aggressively to try to get success fees, which are tied to our clients’ returns. So if they win, we win, and we win in a meaningful way. While those aren’t available in every single case, to the extent we can get them they make a real difference in the day if you drop a nice success fee to the bottom line.

<A>: For FLC, I would say that the rate pressure is as little as it’s been in recent history, because of the demand for the services I think in the core part of the business we get much fewer complaints about rates than we have historically. And I would say the complaints, there’s always, you know, pressures here and there. But I would say that the biggest pressure we feel in that now is when clients are going to spend, you know, seven figures. They know they’re going to be spending millions on something. They think a lot about what are they getting in the millions and how they can be the most efficient in that spend. But that’s more of a broader, what’s this total project going to cost, as opposed to individual rates are too high.

<A>: In my area it’s much more like Roger’s, I would say much less — I can think of no circumstance in the last six months where we’ve had a complaint about rates. And in fact we’ve been able to raise rates in the last six months. So you know I think it’s exactly what the other two fellows have said. It’s demand. Demand for our services right now. They’re running pretty high. And you know nobody is complaining about prices.

<A>: And certainly from a technology perspective, as Roger said, really situations where we’re experiencing some sense of price sensitivity is in the seven figure deals, typically in the two to three million or three and a half million dollar range, where there is some sensitivity to the value, the true value-add at those upper ranges for the whole suite of services. But I would say that the demand is extremely strong. We’ve not felt any real pricing pressure as it relates to our hourly fees. We have felt a little bit of pricing pressure with some of the more operational services, especially in electronic processing, but we’ve been able to balance that by offering what I’ll call a bigger solution or package solution that’s a bundle of not only professional services but software-based and processing type functions. So when we build those together, balance those together, and we do our margin analysis, they look pretty healthy.

<Q>: Why go into strategic consulting? And what’s your target market and what sort of advantages do you have over the entrenched competition?

<A>: Let me start with that and I’ll let John Klick add. It’s not really strategic consulting. We’re creating a corporate economic practice. And that’s going to focus on the revenue line as opposed to where corporate finance is predominantly reducing costs, right sizing companies and through the analytics that we’re able to do we’re trying to help clients evaluate which products to offer, what type of pricing should they be launching those products at. It’s not your Bane or your Booze consulting, per se. It’s on the economic side. Instead of in the economic litigation that we do predominantly, it’s moving into helping the C suite evaluate how to price and raise the top line.

<A>: Yeah, that’s exactly right. If you look at the matrix we have there, we’re very focused on what DeLain referred to as actionable consulting. So we’re on the ground trying to help companies develop quantitative tools themselves, help them benchmark themselves against the competition, help them analyze the market for a specific product or service entry. It’s very focused, very quantitative. It is not the sort of top-down Bane MacKenzie Booze sort of consulting. So its advantages are that it allows us to basically use the set of capabilities and skills we have in house now and enter into a new market.

So it’s almost a market segmentation for us, that there’s a set of buyers of services out there who don’t see this as a Ph.D. economic market; they see it as an MBA market. But, nonetheless, a lot of the same skill sets and even our Ph.D. economic capabilities can be brought to bear in that market. So it’s a way of entering that market very foot-on-the-ground kind of consulting. But a way of entering that market and expanding the reach of what we have now into what we see as, you know, a very viable market for us.

<Q>: Just would love to follow up, broadly speaking, if you could talk a little bit about retention trends across the practices and then also dovetailing that, we’ve heard a lot about some recent success hiring as well as some of the competitors coming, potentially down into the market from restructurings from BFLT practice and the like, what impact has that has on the hiring market broadly speaking?

<A>: I’ll address it from the two levels, senior management director level and the staff below. From a staff retention perspective, we’re actually, I would say where we’ve been historically are actually even improving over the last 12 months. When the restructuring practice first came over from PWC there was probably a little higher turn over than we would typically have in our historical practice anywhere from 20 to 25 percent is not unusual. We bring in a number of associates from undergrad school they go back to school. We’ll hire the folks that are five to seven to eight years experience. They’ll work for us three, four, five years and decide they’re ready to do something from a career perspective. With a base of 150 to 200 more junior people, junior being nonpartner level, that’s a normal level for us, but I think over the last six to 12 months, now that we’ve got our plan in place, people understand the diversity of career opportunity. Here we’re actually seeing less turnover than we have in the past. We’re making sure that we’re paying them a market competitive rate. And so they’re pleased with what we have to offer there. And they’re seeing a bright future. From an SMD perspective we’ve always had folks trying to recruit away because we’ve had the leading practice in the space we’ve been in. And I’m pleased to say that when the restructuring practice again from PWC came over it was a unanimous decision to come here. We’ve lost a few people but really only one that I wouldn’t have wanted to lose. And this is an individual who really didn’t want to come anyway. Really didn’t want to leave the mothership. He concluded he was ready for a career change.

Other than that, we’ve not lost any of our senior people that we really felt were key to our practice. And on the upside, we brought in 11 SMDs last year into corporate finance and we’ve hired five or six already this year, and we’ve got another four or five offers either pending signature or we’re close to bringing on board. And we’re having a tremendous success, and the reason is people are excited about the opportunity to come over and really get on, as I said, earlier the ground floor of growing these exciting businesses across this unique platform. They see this as a really market distinctive platform which provides them the opportunity to grow their practice in a way different than ever done before, unencumbered by some of the constraints they’ve had in the organizations they’ve been with in the past. Buttressed by a billion dollar market cap business. So entry of payroll. So that’s really the cake-and-eat-it-too strategy. It’s been just very exciting and we’re very focused on adding it. I think we’ll continue to get those folks.

<A>: I would say for FLC it would be much the same story, although lagging corporate finance because we’ve got a year, year and a half or so later. Last year was a tougher year, because we were focused, as I said, integration and unification. And you find out some people don’t want to be integrated and unified the way we were headed. So we lost some people last year more than you would in a normal business. But for us to be one team and focused was more important than anyone individual. So I don’t think we lost any of our key SMDs or MDs, as DeLain mentioned. And this year’s retention, or you know our separation rate I would say is much more normal. That said, we are in a — it’s a very active environment. Our people, there’s a lot of people out there competing for that skill set. Not just the people who provide the services we provide, but accounting firms needing to provide audit services corporations, Sarbanes Oxley documentation services. So there’s an active market out there. And I think that just requires us to be focused that we’re providing the best overall package of opportunities, training, compensation. And I don’t think that means that our margins have to be squeezed. Certainly in the competition area because the rates generally, you know, reflect what’s happening in the market. People understand the scarcity of that resource. And so if we have to pay somebody more, we can generally build it for more.

<A>: I’d say my story is very much, very similar. I would say nine months, ten months ago we were, we lost some of the staff level folks to competitors who were trying to rapidly bring folks in. That stopped. You know we’ve had very little retention issues, retention losses since then. And in fact what I’m seeing is a lot of SMD level folks suddenly interested in FTI’s economic practice. We’re getting a lot of inquiries a lot of play. So I’m actually seeing as good an environment as we’ve had for a long time in terms of people coming to us and looking in my space and looking at FTI with a very favorable view. So same story as the other guy’s. You know a little bit of a shake-out here and there. But from my perspective right now I think it’s a great environment for us to be adding good people.

<A>: As management of a growing company, when you bring on the junior people that’s where the turn over is and we need to do a better job recruiting, retaining, 85% of our people below the SMD level, you know we recognize the challenge. They want learning. They want career path. There’s a lot of things they want, not too dissimilar to accounting firms, because you know many of them don’t know what they want to be when they grow up. So there is a constant turn over and recently we just hired a senior vice president of human resources to help us with that challenge. And we believe we’re focused on it. We hear loud and clears the needs of or the desires of our people, which are the lifeblood of FTI. So we think we’re up to that task, and you know turnover of anywhere from 15% to 20% is just not unusual for a company like us. And we’ve all had that experience in the larger firms and the accounting firms.

<Q>: Just one quick follow-up, just on the technology side, would be curious as to why the philosophical change. I know you guys have owned technology in the past and trial technology, but just in terms of bringing more technology in-house, obviously a positive is a more scalable business model, negative might be a little bit less flexibility going forward, alternative technology solutions, and just curious how you balance that.

<A>: I think what we’ve found is that the technology platforms that we’ve identified in the last six to 12 months have given us a uniquely different perspective on the opportunity to capitalize within this market, and to own a piece of this market, that there is an extremely important and dynamic need for the organizations we support and we provide guidance to, to have the capabilities that our repository platforms have as well as the capabilities that surround that repository platform. I don’t think from a legacy perspective we had that unique launching point. And that is what has changed some of the philosophy in seeing the market recognition for what we’ve brought from an end-to-end perspective.

<A>: I would just say from the overall perspective of our services within the forensic and litigation segment, the primary reason for change of focus is a key differentiator. When you look at that competitor set and you try to see who has that set of technological capabilities, you don’t find that. Again, you find some that have bits and pieces but you don’t find that, and I think the historic, which I probably would have agreed with some years ago, that owning one piece of technology is in some ways more limiting as opposed to enabling. I think that is different. I think things are moving so quickly we have to own those technologies and the minds really that develop them because we have to be able to, you know, migrate those rapidly to the changing needs.

So that’s why Ringtail was such, the acquisition there was such a powerful acquisition for us, because not only do we have the minds who developed Ringtail and could take it to the next levels, we have the people who put it in the marketplace for three and four years before that, understanding how to write additional tools around it to take it, you know, into that customized space that wasn’t quite ready to go to. So I think actually owning it gives us the flexibility that we wouldn’t have otherwise.

<A>: [Indiscernible] participation, technology market really isn’t so much a change in philosophy or a change in business plan. Our approach to technology very much mirrors our industry, which has never rewarded people on the bleeding edge but on the leading edge. So when you look at the transaction that kind of spearheaded our focus onto technology, it was at a very rational multiple of a mature business that then has an opportunity in conjunction with us to really dominate the marketplace.

So I think that we go back to 1987 when we introduced, of all things, the laser disk player into the courtroom. That was revolutionary. So as I say our industry is looking at things that may be the leading technology in cyber space is looking at 20 years ahead, we’re looking at a year and two years ahead and can capitalize very quickly on the investments that we make. So I think that’s a difference for us in terms of our approach to technology.

<A>: Finally, it’s a market-driven phenomena. And I think that’s very important. It’s not something that we sat back and said: Let’s buy this technology because it will give us some kind of short-term advantage. What we’re seeing is, number one, the people that try to develop the technology were coming to us for years with domain expertise. It’s one thing to have a bunch of people to write code it’s another thing to know what to write it for. And it’s even more important how do you implement it into somebody’s system. So we already possess sort of two-thirds of the equation. One was we knew how to implement and we’re being paid handsomely to do that. And two we had the domain expertise to actually look out three or four years. And our clients, this is the most invasive, complex relationship you can have. I mean picture yourself as a Fortune 100 company that might have a product liability issue. Maybe it’s a big pharma. Maybe it’s a securities issue. And you’re anticipating five to ten years of litigation worldwide. Enterprise risk issues, and you have to start to accumulate all of the data, simply understand your own risk profile, besides obviously what David was talking about you know spoliation and everything else from the point of view of your legal obligations. It is so sticky and it became such a jugular issue with us of here’s a way to bond with, you know, in the most confidential sensitive and invasive way with a huge potential source of business for us over the next five to six years. So it was an enabler as much as it was, you know, a conscious tool but it was customer driven. It was driven by the marketplace.

Dom DiNapoli - FTI Consulting - EVP and COO:

If there are no other questions, we’re running a little bit behind. So let’s try to take a 20 minute lunch break. Buffet in the back and then we’ll get started on our industry program.

(Break)

Dom DiNapoli - FTI Consulting - EVP and COO:

Let’s get started this afternoon. We’re running a little late. We want to make sure we cover everything that’s important for you to know about FTI.

One of the most important take-aways I hope that you will leave here with is the focus that you’ve heard the practice leaders put on working together, cross-marketing, and industry expertise. That truly is the way we’re going to market a tremendous amount of internal opportunities that have been generated by working together, working with each other to magnify the opportunities that get generated and the relationships that as a team as opposed to silos that we have with the various decision makers in opportunities that we chase.

In the first quarter of this year, we formally launched what we call FTI Industry Solutions. It’s our deep industry knowledge that’s always been the key differentiator for us to win and serve our clients. We formalized this process, and I think the best way to describe why is so we can bring all the talent we have together and make a pitch where we can cover the water front as far as what the clients’ demands and needs may be. I think we’ve been extremely successful in that. You’re going to hear today some stories, some examples of where those cross marketed teams have been very successful in landing the work and actually providing a much higher level of service to our clients, our staff get an opportunity to do a lot more in a particular case and they see the other practices and the types of services that they can provide.

The first three industries that we launched were communications and media, energy, and healthcare life sciences. We’ve selected teams to be in those practices that are cross-sections of the firm. We’ve got forensic. We’ve got corporate finance. We’ve got economic. Senior people with those industry expertise as part of those teams. They meet regularly. They meet face to face. They have telephonic meetings. We look at ways that we could create opportunities and we look at ways that we can expand opportunities that we already have.

The speakers today, to go through those industries, would be Marty Cohen. Marty is from our corporate finance practice, and he’ll be talking about our healthcare life science initiative. Along with Marty, in the Q&A, we have Tom Singleton, who is the leader of our Cambio practice that we acquired a couple months ago, or one month ago. It seems like it was just yesterday, Tom.

And we’re excited to have Tom as part of us. And Tom will also share with you why he joined FTI and talk about some of his experiences with us prior to joining us, because we did have an opportunity to work together in some cases.

Scott Jones, who leads our energy initiative is from our economic consulting practice. He’ll talk to you about some of the opportunities and wins that he’s been able to achieve based upon bringing the practices together in these industry initiatives. And last but not least, Carlyn Taylor, one of the most recognized telecom consultants, will talk about the communications and media practice that she’s heading up.

So why don’t we start with Marty, I think you’re on first.

Martin Cohen:

There we go. Good afternoon.

What I’m going to do with respect to the FTI healthcare industry focus is really walk you through a brief industry overview, talk a little bit about our legacy FTI Healthcare Services, because we’ve provided a significant amount of services in the healthcare area historically, talk a little bit about what Cambio brings to the table, what they’ve brought historically, talk a little bit about FTI Cambio Health Solutions, which is our branded healthcare practice as we go to market, some of the competitive strengths and growth drivers, talk a little bit about some representative clients and give you a little detail on some representative engagements that we have.

Starting off, and finding market information as to the size of the industry that serves the distressed healthcare market is very tough. It’s all done by boutique or by the Big 4, private information. So I thought what I would just share with you is the size of the overall healthcare market and it’s big. We’re talking about $1.5 trillion and we continue to grow and as we get older it gets bigger and not likely to stop any time soon. So we’re talking about a significant market. Continues to grow and as we’ll talk a little later is always in distress.

Average growth rate, when you look at hospitals, professional services, nursing homes, total health expenditure, somewhere in the 7% range. Projected through 2014. If you look at where we really focus our services, outside of the forensic practice, which does a lot of pharmaceutical, AWP, average wholesale price disputes, the bulk of our services we provide are providers of healthcare. When I’m talking providers, I’m talking about hospitals, physicians, nursing homes. We’ve had a tremendous impact on the nursing home industry, assisted living, home health. And within home health I talk about IV therapy, DME, as well as the nursing services, as well as any ambulatory services, your typical free-standing rehab center, ambulatory surgery center. There hasn’t been a lot of distress or underperformance in a lot of the areas on the pharma side. That’s going to be emerging over time. Our key focus, when we talk about FTI Cambio Health Solutions, is on the provider side.

When you look at the hospital element, and really where we had the biggest hole, historically, has been serving the hospital industry. Not from a regulatory point of view. We’ll talk there. We’ve had significant expertise within the KPMG practice that came over in terms of the regulatory aspect of the hospital industry, but in the operations performance improvement turnaround management. It’s a very specific industry that you have to have real deep expertise and knowledge in. And although we had a few of us that had that good expertise and we could do work at a top level analyzing for creditor, the viability of a hospital operation or healthcare system, really couldn’t get in and do the details, debtor side work or company side work on a hospital.

And what we found is that was a big hole for us. And we look here and this just represents the fact that we’ve had historically over the last, what, six years, continuation of more downgrades, far more downgrades than upgrades. Although I think this quarter, first quarter of ’05 is probably the first time that it was about, might have been a couple more upgrades than downgrades and I think ’05 is expected to be stable. But then ’06 going forward is another question mark. But at the end of the day it depends on what happens with the payors and principally when you’re talking about hospitals, you’re talking Medicare and Medicaid, and those things tend to fluctuate, payments fluctuate as budgets are balanced or aren’t balanced. And so that’s part of the problem and dynamic you always deal with.

Legacy FTI services. We have provided quite a bit. And when I talk about the legacy services, the corporate end practice that I’m in, we came — I was a partner, Pricewaterhouse Coopers came, DeLain and Dom, we came over, and Roger’s practice came from KPMG they have a significant healthcare practice. They have 30 some professionals dedicated to healthcare. Within corp., we’ve historically had very few dedicated solely to healthcare, but we probably had on the SMD side anywhere from 10 to 15 people who have done significant amounts of healthcare engagements over the years.

So in ’04 alone we did about $21 million when you combine, and that’s excluding any pharma work that we’ve done. And you look at just the work we’re doing on the provider side.

When you look at the legacy services, again, it’s typically performance improvement, and again, remember, when I’m talking about this legacy services from corporate finance, not much done on the hospital side. Liability analysis, we’ve done several disputes. But not a lot on the hospital side. This is principally in the nursing home, home health, the whole long-term care area, diagnostic, ambulatory services, things such as that. But performance improvement, turn around and restructuring, lending solutions, interim and crisis management. We’ve been the CRO and run nursing home companies, transaction advisory, and M&A.

When you look at the FLC practice, Roger’s practice and you look at what they’ve traditionally done, IRO, CIA, for those who don’t know what that is, independent review organizations and corporate integrity agreement. I even start to blank on them. But at the end of the day what that is, we actually run, we’re the IRO for HDA right now, which is the largest, one of the largest and most complicated CIA agreements that’s out there right now. DOJ and CMS, private payor defense and settlement negotiations, expert testimony dispute consulting, financial investigations and forensic accounting. Electronic evidence and trial technology support. We did significant trial technology support in ’04 just in the pharma area, which is far outside that $21 million that I was speaking to.

When you look at Cambio’s historical services, turnaround management, they serve primarily the 501C3 hospital market, the not for profit hospital market, looking to emerge into more of the for profits, but really that’s not for profit hospital market. And looking at turnaround management, what we call chief implementation officers and that is really kind of a right arm person to the existing management phase. That person comes in and is really implementing all the various changes that have to take place to improve the performance of the hospital. Operations and rapid margin improvement, productivity assessment, clinical resource management, revenue cycles. Strategic advisory and creditor relations assistance. So variety of services all around the distressed and underperforming hospital and healthcare system market.

When you look at, when we bring the two together, they fold in quite nicely. As I said we had a rather significant void on the hospital side. That’s what Cambio really brings to the table. So as a result, between the services that Cambio between the services that and FLC provides the historical services, FTI Cambio Health Solution can now bring financial advisory, performance improvement turnaround management, regulatory compliance, a full breadth of services, not to mention we can now go to market and also provide M&A services and we do significant transaction services. We have providers that or equity funds looking to expand or acquire groups of hospitals. We now have the expertise to come in and look and assist them in analyzing that transaction and doing the due diligence and the other elements that have to take place.

Competitive strengths: Experienced in distressed situations. There’s a lot of people that try and play in this area. The Big 4s try and play in this area, particularly the consulting area. Each has large consulting practices, and you have some stand-alone such as Cap Gemini, large consulting practices, that would go out and typically you would see them go into a hospital or large healthcare player, spend tens of millions of dollars, not atypical that you’d see a study done $10 million of how to improve performance. But they’re not used to a distressed situation. They’re used to the fact that they may be able to identify all these but management may not be able to carry it out. Our real strengths are we’re used to distress situations. We know how to prioritize and what to look for to try and hit first. We have quantitative and analytical skills in the financial expertise. That’s what we do. We don’t have Sarbanes Oxley constraints as we did when we were particularly those of us with the Big 4. Execution orientation, again, this is consistent with the experience. This is where a lot of the competitors are out there doing these very large studies, but they don’t focus on how am I going to execute it; do I have the right management to go in there and execute it? And that’s where Cambio often comes in in trying to really try to execute the things that are identified.

Synergistic referral basis between legacy FTI and Cambio. That’s one of the real pluses here. If you look at our traditional referral base, it’s large commercial banks. It’s law firms. And that’s who we typically deal with. If you look at Tom Singleton’s group and Cambio it’s bond insurers, bondholders and major hospitals. There’s a good bit of energy between the groups. We fill blanks and we can cross-referral, cross-refer. We’ve actually, it’s been nice in terms of we’ve begun our marketing and we’ve begun working together right now. We do quite a bit in terms of cross-referrals between Roger’s group, between Tom and we’re only 23 days into this, Tom’s group here. But we’ve been able to identify opportunities because the regulatory guys are in hospitals all the time. So they may identify an opportunity in terms of a distressed or underperforming, they’ve got a couple right now that are on the table that Tom has been identified for Tom. And obviously when Cambio is in the middle of a distress hospital situation there are typically regulatory problems. So there’s real significant impact and significant synergies we have there. Unmatched depth and breadth of expertise. When you look at our competitors and you look at what we bring right now, we bring about 100 professionals that are dedicated in this healthcare, when you include what Cambio brought, with what we have. We have others that have dealt significantly as I mentioned before in healthcare. But just dedicated professionals. We have about 100. And significant operational skills. We’re not just consultants. Tom’s group has run hospitals. I’ve run hospitals. We have people in our area that have run nursing homes. We have significant not only consulting breadth and financial expertise, but we’ve actually been there and operated these facilities.

Some of the growth drivers. As I said earlier, one of the beauties of healthcare is it’s always growing and it’s always in trouble. When you look at the growth drivers, as we look into the future, federal and state governments are aggressively seeking ways to reign in spending, they’re always looking at that. When you have so much of the healthcare provider area based on Medicare and Medicaid funding, and, for example, this year may be a good year for hospitals. Actually, it is a pretty good year for hospitals. Next year may not be, or the year afterwards, because at the end of the day, as you have federal deficits and CMS has to make up part of that deficit or you have a particular state deficit and the states are particularly impacted, the nursing home industry, they will typically get eventually the healthcare providers.

Typically what you’ll see happen is you’ll see a segment, like right now home health is doing very well. Okay? I wouldn’t count on that lasting forever. Because typically these budgets, they’re there. The budgets have to be met. And when you’re looking at how you’re going to try and meet the budgets, if you’re looking at an industry like home health, which is doing quite well right now. If you’re looking at 18 months, 24 months out, you can rest assured that Medicaid and Medicare are going to hit home health, because that’s going to be a segment they can see that they can go after.

Private employers, aggressively seeking to reign in employee health insurance costs. Health insurance premiums for the last several years have all been double digit. Health insurance runs in a cycle. It’s so long that the typical employer continues to deal with double digit premium increases before they start pushing heavily on the HMOs and then the HMOs have to then start hitting heavily on the providers. They either can limit benefits. They can make the employee pay more, or they have to start looking at unit costs. And the unit costs are the fees paid to the hospital, the home health, the long-term care, et cetera. We anticipate we’ve seen several years now double digit increases. That’s starting to hit right now in terms of health insurers not being able to pass on those types of increases, and we expect over the next year or two you’ll see significant pressure again from the health plans against the healthcare providers.

Regulatory and operating pressures challenge limited management talent pool. It would challenge anybody’s talent pool. Regulatory is changing all the time in the healthcare environment, whether it was HIPAA last year or something else this year. It is a real challenge. And you do have significant operating pressures. And I’ll tell you, having been in the hospital environment and having also worked in many other environments and seeing the managements and the pressures that are in the other industries, running a hospital is a tough deal. You have to worry about too many constitutents that don’t have anything to do with finance. And it’s a very tough environment to work in. And the area continues to be a challenge in terms of the expertise in that area. Not for profits often have poor corporate governance oversight. That’s an understatement when you look at the typical 501C3 hospital boards. Sometimes you’ll see very good solid boards, but oftentimes, we had a situation last year where we literally had to close a hospital down in Texas, which, with the proper oversight on the board, didn’t really have to happen. But it had been neglected for so long when we finally got involved. It had gotten beyond the point of no return.

Some of the representative clients that we have, as you see, these are on the left-hand side without anything there. I think that’s supposed to be an FTI is our historical, legacy client. So as you can see as I mentioned earlier, we’ve been in a number of engagements throughout the industry. We’ve gone through the waves where nursing homes all went into bankruptcy and physician practice management all went into bankruptcy and they had to be totally restructured, when assisted living did the same thing. We’ve been involved in all those major cases. And then Cambio, you can see they’ve been operational for a number of years in some of the largest facilities around the country, providing turn around management and performance improvement.

A few specific representative engagements, one we’re involved in right now and have been for the last two and a half years. And this is also a good example of how we cross-refer and work together. National Century Finance was a $3 billion healthcare receivable commercial lender. Supposedly this was triple A paper. The only problem was there were no receivables to back any of the $3 billion, it was just a massive fraud. We were brought in early in the case. We came in in corporate finance. Corporate finance, our primary focus was there were some 49 providers around the country in all different areas. Many of them just as big of crooks as crooks running NCFE and to try to recover those funds. And we also brought in our forensic accountants out of the FLC practice, who did significant work in tracing the funds and seeing where did the funds go, what happened to the $3 billion.

We also used our technology people quite a bit. There were billions of dollars of transactions that we had to follow in that case, and we had to take their legacy systems, put them up on our databases and our data warehouses and manipulate that data in order to find out just where everything went.

So that is what we’ve been doing in NCFE, and it has also reached, of those 49 providers, they’ve reached the entire gamut of healthcare providers from hospitals to long-term care to home health.

Senior living property. This was a company that was an investment vehicle when it was put together. Really had no management. There were a group of investors. They hired two management or one management company to manage these 80 homes. Management company quit, took all their records. When we were brought in, there were no records. Nobody knew anything as to how they were performing other than somebody had to fund money every day. So we actually had to go in there, figure out what was taking place in this company, get it stabilized, finally had to go into bankruptcy, restructure, it emerged out of bankruptcy now. And we were the CRO in this operation.

Baptist Health System is a Cambio client, built two state-of-the-art facilities. Significant shortfall of cash to the tune of a million dollars monthly. Cambio quickly came in and loaned — within one year Cambio raised EBITDA by about $12 million, achieving recurring annualized improvements of $25.5 million, including expense reductions of $23.6 million.

At the end of the day, in our business, you’re hitting the expense side first before you’re hitting the revenue side. Hopefully you’ll get through the expenses and you’ll live to be able to look at new revenue opportunities.

In summary, this is a very large industry. It continues to grow, and it will continue and has been, it will continue to underperform and be in distress. FTI, we’ve assembled, I think, a top flight group of professionals experienced in the industry as well as excellent financial analytical skills that can go in and work the entire breadth of healthcare providers. That has been our prime focus in terms of helping them identify their problems, turn around and hopefully have a bright future.

That’s it.

Scott Jones:

Good afternoon. My name is Scott Jones and I have the pleasure of heading up the team of FTI’s Industry Solutions effort in the energy area.

Unlike the other two efforts, I think we’ve probably been at it the longest. We began to get traction in this area late in 2004. And so what I’m here today to give you is a little overview of where we are and some of our successes to date.

I’m also going to be blessedly short. Hopefully we’ll get back on track scheduling wise.

At any rate, we use energy in FTI in the largest possible context. You’ll see a slide of this effect in a moment. But legacy FTI acquired when it acquired Lexecon, one of the country’s largest energy consulting practices. And particularly in terms of senior people, SMDs, MDs devoted to almost exclusively consulting, including expert testimony in the energy area. So that we have quite a head of steam from the get-go in this area. But as you’ll see it is a very large industry. If I can operate this thing. Oops, wrong way.

The reason energy is important to the consulting business, and I’m speaking to you from my three and a half decades in this business, is that energy is always subject to cycles. Cycles mean change and change means opportunity for consultants. And it can come in a variety of forms. It can come mainly in the area of the need for expert testimony work. The energy industry is big. It’s complex. And as a result the problems that we have to solve from the perspective of a testifying expert can also be big and complex. From our transaction advisory services, the cycles mean everybody is looking at a new set of opportunities and problems almost every month of every year.

As those of you know who drive a car and have to fill it up at a filling station, prices change and prices change a lot and they change frequently. Not only that, the investment opportunities change. So the need for transaction services and standard business consulting advice is almost never ending in this industry.

And finally, and it’s particularly evident in this latest cycle. By the way, just when I mean cycles, I mean long-term cycles, this is the third cycle I’ve lived through. The first was the early ’70s. The second in terms of prices going up were the early ’80s and now we have it at the turn of the 21st century.

So that in these longer term cycles, these cycles tend to attract new entrants. For two reasons it seems to me. One, they weren’t there in the last cycle, so they don’t know what to expect. And two, the high prices invite the opportunity for earning profits. And in this cycle the new faces we see is an abundance of private equity, hedge funds and the master limited partnerships into which people have poured assets that generate ongoing and recurring revenues.

None of those entities were there in the last cycle. And actually we can’t predict who will be there the next time, except that it will be a new batch of opportunity. And it is to these people that we provide a lot of transaction services advice today.

As I said, this is a big sector. Not only that, it’s populated by very large companies who have large amounts of money at stake. And as I indicated earlier, when we define energy at FTI, we do it broadly to include chemicals and petro chemicals, as well as electricity, oil and gas, refining and natural gas distribution in this case or natural gas production and distribution. It is a trillion plus dollar industry and that’s just at its primary roots. Its trickle down roots would make it approximately 25% of this $12 trillion GMP that we have today.

The energy industry service and my clients are very demanding. As a result, we found early on a call, as it were, from the marketplace saying bring us somebody other than those guys at Lexecon. Bring us not only their expertise, but bring us people such as people from FLC and from corporate finance, who can do other things and have different talents and if nothing else have a different perspective in this industry. Part of this call for an expanded array of expertise comes in the form of expert testimony. I’ll show you an example in a moment. But we have done a number of projects for clients where one of our legacy energy folks turned out not to be the testifying witness, simply because the problem as its complexities were unwound it became evident that it was better for a corporate finance or FLC person to actually be the expert witness.

This is frequently the case when it’s involving a merger or an acquisition, disposition of assets. It happens also with breach of contract and damages, and in particular international litigation where courts abroad and panels abroad don’t necessarily see, let’s say, a traditional oil and gas transaction dispute in the same light as U.S. courts do. And finally, as you all are well aware, regulatory issues are, may not be as complex or usually poorly communicated such that when you’re retained you don’t have a clue sometimes what it is going to take to solve the regulatory problems.

On the advisory services side, once again, I’ve alluded to the fact it’s a big, complex, money-intensive industry, and it requires a lot of different eyes to solve the problem. Particularly in corporate strategy and investment banking. But also in restructuring services, which traditionally, with a purview of somebody, a group like corporate finance, they discovered that what they need to solve the problems of their clients is a particular industry focus so that they can better communicate with the client and subsequently with the persons downstream of the client.

And, finally, transfer of pricing services, venue usually viewed as very, very narrow, what one piece of a company owes another piece of the same company, for example, becomes very complex in the energy industry.

Let’s just take chemicals, for example. There are several different chemicals which to a chemical engineer are very distinct, easy to talk about, but it turns out that you could make an end use product like the plastic bottles you have in front of you holding water out of a variety of different styrenes and various other chemicals. So the transfer pricing becomes very complex when you actually take the chemical industry and try to bring it to market in the form of a consumer product.

Here are some of the projects that we’ve done very recently, despite the fact it says from the fall of 2004 up there. All of these were done in the last 90 days.

This collaborative effort has produced more than a dozen new cases. This is an interesting way of thinking of FTI working between divisions. It basically has, you can think of it as kept us from having to hire, I like to think of it as generating business equal to, the effort between two and three senior managing directors, just in energy alone, just in the last eight months. So that this is an engine that’s roaring down a track, and the advantage comes from the collective effort of the three divisions. Any one silo, division silo, couldn’t do it. We couldn’t do it, and you know our energy silo has been in place for decades.

The Link Energy project. You can read these. I don’t need to read them. The Link Energy project was one where the corporate finance people needed help from the energy specialists, because there was a lot of jargon in this damages case. And it actually, the damages were actually emanating from a very narrow slivers of a piece of what’s known in the oil and gas energy as midstream assets, which to you and me mean pipelines, tanks, the stuff you see along the side of the road near airports holding fuel. It was that sort of a dispute. And it has its own little language. It has its own little market descriptors that are key in determining value leading to damages. Generally, the one at the bottom, the Fortress project. Sounds imposing, doesn’t it?

The Fortress project was an effort where we were brought in to help advise a group of investors in the form of equity investors and helping them buy a shipping company, which you would think wouldn’t necessarily have anything to do with energy or maybe even with FTI. But it did, because this was a tanker company, the stuff that hauls the petroleum all over the world on the water whether it’s from the Middle East or whether it’s from a refinery in the Caribbean. And they actually were successful in acquiring that company.

Okay. Our goal in 2005 is to grow off 2004 energy revenues within FTI. Energy and FTI is approximately the same size as healthcare in terms of revenue. We are currently we’re now what halfway into 2005 and we are actually humming along at a pretty good growth rate in energy based on this collective action let’s call it. We went to market with the first bullet point. This was our philosophy, that we held a unique position in the energy spectrum because we were multi-disciplined. We have a focus on very high product quality. And we combine — so we could combine this deep energy experience with this quality and successfully differentiate ourselves from our competitors and at the same time provide a basis for net new revenue. I’ve already told you we generated net new revenue and we have distanced ourselves dramatically from the competition. In fact, our observation in the marketplace is our competition is beginning to react to our model and attempt to do the same thing.

The increased opportunities for cross-selling and cross-marketing is sort of the client response to what we have brought to the marketplace. And it’s very encouraging, because they’re very enthusiastic about what they see when we go collectively to market, to demonstrate our expertise across divisions within the energy spectrum. And it has led to a very satisfying increase in client satisfaction. And it demonstrated to us that high quality cross-functional products are able to produce a sustainable bottom line improvement for FTI.

Thank you.

Carlyn Taylor:

Thanks very much. I’m going to talk about our communications and media practice, a little bit about the industry dynamics and about the practice. I want to say we just in the last several months organized the cross line of service team of people that do communications and media. We have a nice penetration in communications and a good breadth of product and experience. We have somewhat of an early stage practice on the media side and I think we’re going to grow it as fast as we possibly can. So we’re doing them together so we think there’s some synergy across these two industries, they kind of cross over with each other.

So why are we doing this? First of all, communications in media continues to be a target-rich environment for the kind of services that we offer. This is the perfect industry target for us. There’s a tremendous amount of change and upheaval in the industry, and you know we went through a wave of bankruptcies as everybody is very familiar with. There are still some bankruptcies continuing. It’s not where the majority of our work is currently coming from. We do expect more bankruptcy in the future. But this environment, and I’ll show you how the industry is actually slightly shrinking, but massive changes of revenue within the industry creates, it’s a rich environment for M&A work. We do a lot of due diligence and transaction-type driven work. There is a lot of litigation, both bankruptcy-related and transaction-related as well as just general commercial.

So what’s driving it? These are sort of the industry forces in communications and media. Really rapid changes in services being offered, technology. I would say regulation that’s causing unreasonable amount of upheaval in the industry. You know, Washington creates a certain whole construct for communications and then decides to change its mind after hundreds of business plans have been built around it, and that’s creating a lot of work for us. It’s also a very competitive space and continues to be.

We published some research called the Big 40. What we did a number of years ago is select the largest companies in six different sectors. And we published this to a lot of our clients. This is just revenues. We publish a lot of different statistics other than that, but just to give you an idea of why this is such a good space for the kind of services that FTI provides. This in the upper right is the total revenue of communications and we’ve included the cable industry. Okay?

Revenues peaked in 2001. This is wholesale and retail. The industry does not divide wholesale from retail, unfortunately. And you can see it’s been shrinking every year until finally in ’04 it went up just slightly. These are nominal dollars, right? You can see within that sort of slow shrinkage you can see a massive change in who is getting the revenue and who is losing it.

So the LD or IC is losing rapidly. The ILECs, the Big Bell companies like Verizon and SBC, they’re actually losing when we break out their wireless sectors, which we do. Wireless is expanding very rapidly. Cable is expanding a little less rapidly. The two sectors down there, it says fiber and CLEC, views them as a good way to divide the emerging carrier between long haul and local companies. A lot of them mesh back between. But those sectors are also shrinking where most of the bankruptcies have been.

What’s happening in the industry? You have huge cross sector competition. I mean you don’t have to be an expert in this industry to be well aware that this is an industry where each major sector is going after the other major sector’s core profit generating [indiscernible]. So cable is going after telephony, and the ILECs are going after cable and video and so forth. And in between there’s hundreds of companies in the market just in the U.S. let alone internationally, and a lot of M&A and a lot of activity.

So where is FTI’s practice? This is our strategic intent. Basically we want to serve these six industry sectors. We’re the strongest right now in the wire line fiber, mobile and fixed wireless Internet data. We have a good practice in satellite. It’s just not as big an industry. Pure players. We have a good practice in the actual technology and equipment. There’s just not as many opportunities there because there’s the really big companies and hosts of VC funded companies and when the VC funded companies get in trouble a lot of times they liquidate without assistance.

Cable and TV media side, this is a big area to be moving into. There isn’t as much bankruptcy type work there. Tremendous amount of performance improvement type work.

So the scope of the services we provide, it’s designed to create premiere communications industry, financial and operational consulting practice. It’s not IT operational and not technical operational but financial and strategic operational. Like products and pricing and things like that. It provides strategic advisory corporate finance and forensic services.

These are the products we provide all circled around different stages of the businesses, as well as a core of improving performance of the company.

Just as an example, to give you sort of some breadth, we’ve done over 200 engagements in our group, and this doesn’t have all of them. We ran out of space a little bit on a different bigger typesetting and stopped putting companies on here. But these are companies that we have just in the last several of years, for example, worked for either the company, their existing or potential investors like someone investigating an investment or some existing investor for creditors. So it depends on which company, what the nature of it is. But these are the types of materials we give our clients to say, from a promotional standpoint, this is our range of experience.

Okay. In terms of FTI’s practice, when we launched the communications and media group, corporate did a little survey to see how many engagements we actually had in 2004. We don’t have a formal system for tracking them all, but this was, we came up with 75. Now, this would include every engagement done during the year, even some that were trail-overish from the prior year and so forth. So it’s not the size of the engagement, it’s just the gross number.

So there were 75 different engagements that were worked on in ’04 by FTI’s three different groups. Corporate finance, including our investment bank capital advisors, approximately 90% of the ’04 revenues. I think there’s a lot of potential growth on the other product areas.

FTI has in excess of $20 million from this segment, right now. And we believe that we have, given the products that we’re going after, we have different market shares and different products, but we believe, based on the products, products that we’re currently going after, that we have about a 5% share. Okay? So that’s if I add up all the small, medium sized boutique firms that do telecom, estimate the telecommunications revenue of some of the practices that we compete against in either the Big 4 or some larger firms. Obviously that’s a little harder to estimate.

In terms of the breakout, now, this is last year. This has shifted very rapidly over time. In ’03 this would have been probably 70 plus percent bankruptcy restructuring work. So in ’04 practice has shifted very much towards several key areas. Litigation, a lot of that is bankruptcy litigation, as well as just commercial litigation. Some of the biggest cases in there are bankruptcy, valuation-type litigation. And then we have bankruptcy itself plus restructuring, which is really out-of-court work, sometimes ends up in bankruptcy.

Two of those are really 36% of revenues on troubled company work. Again, this was like 75% of the revenues in ’03 even. So it’s pretty rapidly shifting. Investment bank, about 8%. We had one big transaction and several smaller transactions. Business process. This is the one that’s growing rapidly. This is where we’re doing performance improvement consulting, and I’m going to give you a couple of examples of that. This one is growing very fast. Regulatory. This one is going through a transition and we expect this one to grow very rapidly in the future as well.

What makes our practice different? Involvement in over 200 media and communications cases, the senior people in our team have been involved in that many cases in our company or predecessor companies. We sell the clients primarily based on deep industry expertise. You know, clients tell us that — most of our work comes from past clients or someone who had contact with us from a prior engagement and now they’re at a new company. That’s where most of their work is coming from.

We have a diverse background, experience with personnel and a national footprint, and then really key to compete with the Big 4 and some others is our independence. And even actually we don’t compete with like investment banks directly on some of the same types of transactions, but we’re actually very good an independent source for fairness opinions and due diligence on underwriting and things like that. The quality and core of the economics group, and the economic analysis that’s done, then we have one of the only benchmarking databases out there for competitive telecom companies. We use that a lot in our engagements. The ability to do complex financial modeling and diverse capital structure experience.

Okay. One area that’s growing very fast is what we call performance improvement engagements. This is, it comes out of our troubled company legacy but it’s not trouble company work only. It’s telecoms are a rough industry. What do you need to do to improve your performance.

To give you a couple of examples, one of them, a large project, the first one regional ILEC and wireless company and we’ve been working with them for about a year now, and multi-stage project. We started out by tearing apart their whole cost structure what was fixed and what was variable and mapping it to all the products, helping them cut their costs and analyzing pricing and customer demand and what product bundles were selling best and things like that.

We’re now doing an in depth review of their business processes towards a simplification. This company has 300 IT systems. Not even a very big company. Okay. CLEC cost cutting. This one is sort of a general one. We’ve worked with dozens of CLECs, sort of a big area for us. And these are just some examples of companies where we’ve worked with the company to improve their performance. One of them last fall we were able to triple the EBITDA in about a 90-day process.

Okay. The rest of it is some example engagements. You can see some of it is — we’re very heavily involved in M&A. Not always as the banker, but often as the strategic advisor, doing the diligence. Often helping negotiate the deals from an actual business transition, integration standpoint.

These are financially distressed companies that we’ve worked on. Many of them you’d know. I’m sorry, these are restructuring ones. Couple of pages of restructuring. So just in summary, we’ve got a multi disciplinary group. We’re starting to do more and more engagements across the three lines. I know there’s a couple going right now between corporate finance and FLC and between corporate finance and econ, and I think we’re pushing forward very strongly here. We think this is a good growth industry for FTI. Thank you.

Ted Pincus:

Good afternoon. Even though I’m listed as an industry, I’m clearly not an industry. And I wish I could say we saved the best for last, but that’s obviously not true either.

You’ve heard a lot about our business segments. What I want to do is just put that all into financial perspective. I also want to stress there’s nothing new in what I’m about to say. This really just simply puts together the performance and the guidance that you’ve seen us issue previously and adds to it the effect of the Ringtail acquisitions and the Cambio acquisitions.

If we would be changing guidance, we would do that in the ordinary course of business, typically at the end of our second quarter earnings release. So this is essentially old information, just updated somewhat.

Again, to put it in perspective, these three segments, in 2004, core finance was about $160 million business. Forensic, nearly 180. And our economic business was about $85 million. In our first quarter of 2005, corporate finance is running at approximately the same rate as it did in 2004, and as you heard DeLain say, we do believe there will be a pick up in the latter half of this year. Our forensic business is clearly growing as compared to 2004. And it was running at nearly the rate of $50 million for the first quarter of 2005. And our economic consulting, the same thing. Over $25 million in revenues for the first quarter of 2005.

I also want to point out, as many of you have asked, you can’t simply multiply these metrics. The head counts that you see are the ending head counts. Both in the actual, the historical information, and when we move over, as I will in a moment, to some of the guidance that we have given. The head count numbers are an end-of-period head count. The rates are, of course, the average rates over a period of time. And as we have mentioned many times, average rates are just that. They are a combination of the intrinsic rates and changes in those intrinsic rates. As you have heard, there have been some price increases put into effect during 2005. But they are mostly affected by the mix of staff that we have. So pretty obviously, as we add less experienced staff during the year, we would find that that has the effect of reducing the average rate because the rate of the staff people is typically less than, of course, the senior people. Conversely, in a year, like 2004, where our restructuring practice was a down year compared to its prior year, it had the interesting effect in reverse in that the average rate appeared to go up because there were fewer staff in relationship to the senior people.

So you have to bear that in mind when you look at these. And of course they’re all functions of each other. They’re very interconnected. The rates, the utilizations and the head counts really are very tied to each other. If we were to add staff faster than we had the business as an investment, you would tend to see the utilizations drop naturally but the head counts would be going up, and just the reverse would be true.

So just to sum up, the guidance that we have out on the streets, adjusted for Cambio and, of course, for Ringtail, we believe that our EPS for the year will range between $1.25 to $1.35 per share. Yes, we will have cash flow from operations, which we expect to be between $78 to $88 million. Again, that is cash flow from operations. From that you can derive whatever measures you would choose to do in terms of free cash flow, as you might define it yourselves.

With an EBITDA range of $117 to $124 million, and again that is adjusted for Ringtail’s expected EBITDA of approximately $6 million for the remainder of the year and also for Cambio’s approximate $6 million EBITDA for the remainder of the year since the date of its acquisition.

And all of that results in an awful lot of detail in terms of our outlook for 2005 for these segments. The range that we have given is what I would call an ordinary range. This is still the consulting business. It’s still a difficult business to predict over short periods of time, and we feel that it’s important to give you a range rather than an exact number of the probable result. So to a certain extent, corporate finance’s range will be driven by the speed at which and the timing at which the business is expected to pick up, and the other two practices, we are essentially running at those rates for the most part right now.

This would result, again, in a range of revenues from approximately $483 million on the low side to $503 million on the high side and this is organic including the other two acquisitions and does not include what we may or may not do as the year continues.

Thank you.

Dom DiNapoli - FTI Consulting - EVP and COO:

Now we’ll move into the Q&A section of the industry program. Before we start with the questions, though, Tom Singleton is here. Tom, as I indicated earlier, heads up our Cambio acquisition. We’re very proud and excited to have Tom and his team with us, and we look forward to great things from Tom and his team working along with the legacy FTI people.

Tom Singleton:

Let me give you a little bit about Cambio and why we’re excited about being involved with FTI. I’ll try to make this quick, but being from the south, I move and talk a little bit slower than most people. So bear with me.

Cambio started in 1989. In fact, I was there when it started. I’ve been there with them since the beginning. We grew into, I think, a fairly well respected player in a small niche which was the not for profit healthcare hospital sector. During primarily turnaround management and performance improvement.

We crossed paths with FTI a number of times, probably three or four that I can remember, usually with Marty representing the creditors and us managing the debtors in a restructuring or bankruptcy situation involving hospitals.

It was very good. A lot of times when you’re representing the debtor and the creditors consultants, they can be difficult to deal with. But I always found Marty and the FTI folks very professional. They understood what they knew and they understood what our expertise were and we worked very well together.

We very seldom competed with each other. I think we competed once. We tried to get out of our space and get the NCFE project, but we weren’t very successful, because we didn’t have all the variety of expertise that was needed to do that project. So I think this is a great strategic fit for Cambio as I think Marty said earlier, we overlap very little in what we do. But they have a much broader spectrum. They’re involved in a lot of different areas of healthcare that we aren’t. They’re very strong with attorneys, venture capital firms, banks, where we tended to be very strong with the hospital industry, bondholders, bond insurers. So just a lot of synergies there, both in clients and in reference sources.

So we looked at this as being a very good strategic fit. And I think just for the short I guess 23 days that we’ve been part of FTI we’ve already started seeing some of that work, with them giving us reference on potential clients and us doing the same with them. So we’re looking forward to our part of the business growing even more than it has over the last few years and looking for a very good relationship.

Dom DiNapoli - FTI Consulting - EVP and COO:

Tom, why don’t you stay up there with us. Now we’ll move into the Q&A on the industry program.

<Q>: I have a question for Marty. On the healthcare side of things, I guess in the last year, if we look, you have a combination of I guess FTI has acquired Cambio, Navigant picked up Hunter, the third player I guess we would categorize, I can’t remember the name Huron. How do you think that changes the competitive landscape there and some of that sort of play into why you, FTI, wanted to get into the space?

<A>: We’ve actually had this space targeted for a while. Tom and I have had these conversations for a number of years before we finally got together here. We thought it was going to be a good solid space to be in. Navigant actually picked up Hunter three, four years ago, some time ago. They never did anything to really integrate it with the rest of their group. And now the vast majority of the rest of the group has left.

So they never did much to integrate it and really build a healthcare practice. As a matter of fact, they lost a lot of the Hunter name and have been using the Navigant name. And in talking to Tom, as we were talking, we rarely run into them. Although they obviously have some high profile academic clients. So you know we thought it was the space to be in. We thought that was a good move. We didn’t think Navigant did much to integrate it with the rest of their practice and expand it.

Smelts and Wise, we’re familiar with the practice. We obviously knew a number of practices when we went after and chose Cambio. And we decided to go after Cambio.

Again, Huron, toppled together a couple of people they acquired from Gemini, Smelts and Wise, we think it’s a good area but we don’t think they really built the product together.

Our intent is really to take that core group that we have. We have a unique group, with the regulatory group and Roger’s area that we now kind of brand together as FTI Cambio. When you take the services that Tom has, the historical ones that we have, the transaction services expertise, we’re looking right now at potential of adding someone in the IB area. That’s the breadth of services and expertise that none of those players have. Cambio has significantly more depth and experience than for example the Smelts and Wise practice.

<Q>: Thanks.

<Q>: Can you talk a little bit about how we might see the organizational structure continue to morph over the next few years? You categorized vertical markets now in this context. And then also secondarily, then, Ted, maybe from your standpoint what you’re doing from an information flow standpoint internally, whether it’s MIS, spending money on technology to make sure everybody has the right information to make the right decisions from a management standpoint.

<A>: As far as how we’re going to market, industry is definitely a focus, and we’ve also got a key account program that we’re working on to stay focused on the largest best clients of ours. You know, while FTI is a big firm, we’re not that big that we can be everything to everyone. So we have a much more focused attack on providing the best services and the broadest array of services to our largest and best clients.

Ted, you may want to answer the technology question.

<A>: Yeah, Josh, as you probably know, we have, and will continue to have, centralized systems at FTI. But that’s not just centralized accounting systems. We are continuing to develop what I would call centralized opportunity management systems, as well as centralized client management systems, using our existing and internal capabilities to do that. Plus we do a meet-together certainly by phone and sometimes in person quite regularly, and we discuss all the opportunities and the various parameters surrounding those opportunities as a group. And everybody has access, essentially, to the same information in order to be able to do that.

<Q>: A number of your businesses are involved what I call litigation in some form or another. How is litigation against you as practitioners, how does that work in your industry? Now that you’re a public company, is there a different — do you have a target on you somehow by being a public company or what have you versus a private practice?

<A>: I think anybody with a deep pocket could conceivably be looked at as a target. But if you look at our industry, you know, unless it’s really bad work, you don’t see a lot of litigation against the practitioners. We do a professional job. We abide by the standards of our respective credentials. And by producing the high quality work, I think we try to minimize any exposure that we may have. But we don’t see that as a particular risk now that we’re a public company versus a large accounting firm, which also is looked at as an entity with a deep pocket.

<Q>: Just a second question. Each one of the industries that were highlighted are capital intensive with a fair amount of regulatory action. I’m wondering if the individuals could speak to, is it the two of those things combined, capital intensity and regulatory change, or is it one or the other that actually drives this perpetual need for your services? And then a question back to Dominic, are there any other industries that you could highlight which might fit that pattern.

<A>: Marty, you don’t want to start on that, reimbursement.

<A>: There is so much in the healthcare field, particularly in the segments we play in, that is dependent upon Medicare and Medicaid reimbursement. And since those become in many ways, you know politicized, and as you have problems with the state budget, for example, one of the areas that’s going to hit is the reimbursement for nursing homes because in a nursing home probably 90% of its members are Medicaid members. So you have typical fluctuations of what the state has to do or the federal government has to do to meet and balance the budget and how that will trickle down and impact the reimbursement. And as I said earlier, typically what will happen, because you’ll always have that dynamic, for example, back in ’99, nursing homes, every one of them went bankrupt. There was a group home, they were all doing really really well because they were trying to become mini hospitals. Well, that got shut down. That was a way to really shut down that loophole and help meet the budget.

I used home health as an example. They’re doing very well. That’s why I expect over a period of time you’re going to see the same thing. So it continues to happen. There’s just so much finite dollars in the growth of healthcare continues to expand well beyond the ability to pay for it, and nobody really wants to limit the access.

So it’s unique in that respect. Capital is another issue on the hospital side. That is, a lot of these hospitals started in the ’60s or so with a lot of the funding that took place. Right now you see the strong get stronger and the weak get weaker because they can’t necessarily compete with a lot of the new capital that the stronger not for profits or hospitals can come up with.

In the energy spectrum, it’s different. At the turn of the 20th century, virtually every energy and energy-related industry was heavily regulated. That lasted until the ’70s and ’80s, as the government, notably the federal government, gradually began to release pieces of it. So regulation for the energy industry has been really one of the transition from a regulated industry to a deregulated industry, which is more no end effort on the part of consultants to come up with actually entirely new paradigms for how to set a price, how to find a market. Heretofore regulated by the government. And my lifetime I’ve seen natural gas go from $0.15 a thousand cubic feet to $8. And one was heavily regulated. The other is the subject of the marketplace. As far as capital intensive concern, as I indicated, you don’t play in those sandboxes without a lot of bucks. And as a result money flows in and money flows out and money flows between segments pretty rapidly.

And for us, the depth of our industry expertise, the fact that all of my key people have been in the energy industry for the most part at one time or another, allows us to interpret that change as the wind has begun to blow the respective leaves on the ground. And that’s — so that’s how the capital intensity moves. It’s like taking chips on a table and saying well a little less in electricity and like today a little more in oil and gas. And so that’s how it affects us.

<A>: I would say for telecom it’s partly true and partly not. It’s certainly the capital intensity. More capital is attracted, the more people are, have at stake and are willing to use consultants to solve a problem. Okay? There’s no question that telecom, the reason we don’t do as much on the equipment side is those companies get venture capital funded. And when the project doesn’t work out they just dissolve, they go away. And they don’t use many consultants for that process.

We tend to get involved mostly with service providers, because of the capital involved. Now, on the regulation side, I mean it’s a myth that telecom has been deregulated, to create the bifurcation of the services the way we have in opening the network is actually more regulation almost, not less. I think it’s not so much the regulation that keeps us busy, although we get some of that. It’s the change in regulation. Like I would say if Washington would just make up their mind about which way they wanted to go, that would be one thing. But they keep changing it. And every time they change it, you know, that destroys one set of business plans and helps another, and then voila, there’s a bunch more things.

And I don’t think that’s going to change that they’re going to keep switching on telecom. And it’s far from over. So every time they change regulation in telecom, it creates a wave of M&A and distressed companies. And so that is part of what we’re selling into.

Now, I would say, though, the reason it’s a specialty is also because of how techie it is and when you sit in a room and try to understand telecom companies they use acronyms, it’s almost like healthcare. You have a telecom dictionary that’s this thick that we all have in our offices that just have definitions for acronyms and what they mean. You just kind of can’t play in it if you can’t sit in and listen to a conversation without having to know what the stuff means. So that’s sort of part of what creates a competitive barrier to entry. It takes people several years to learn even that stuff.

<A>: As far as additional industries, we’ve got a lot of depth and a lot of industries. We selected of these three because it seems like we’ve got a tremendous amount of cross-practice depth. And that was really important to us to get the people working together. But if you look at the automotive spaces, it’s under siege. And that’s an area that we’ve got a lot of strength in. We’re in most of the cases that are out there. Look at retail, that’s an area that we’ve been involved in for 20 years. We’ve been in many of the largest retail restructuring. So we’ve got a lot of pockets of depth. And you’ll probably be hearing over the next six months additional industry teams being formed.

If there are no other questions, you’ve heard a lot of things today. You’ve heard the optimism I hope from our leaders as to our platform. You’ve seen some of the successes that we’ve had, cross-selling services. And you’ve also seen the commitment that we have to building a stronger and deeper expertise in the industry programs, and we are keeping our fingers crossed and right now things look like they’re going pretty well.

Jack Dunn, our CEO, will now make some closing remarks.

Jack Dunn - FTI Consulting, Inc. - President, CEO:

Thank you, Dom. In response to the question about capital and regulation, I think it’s interesting to note that capital and regulations seem to follow those things that are critical to our everyday lives. So we think about the airline industry and the energy industry and the transportation industry, those are the things that are worth building because of their importance. Those are the things that are worth preserving and fighting over.

So I think it’s more than a coincidence that we tend to ride to the sound of the guns. There are two things I’d like folks to think about coming away from today. The first is I hope you have some appreciation of why I am so honored to be associated with folks like these. If you think about the depth of our company, these are the best of our best but right behind them are another 115 people who are our partner level people. And right behind them are another 600 people who are out there every day working as I’ve said before on the most jugular issues that face literally America and the world, whether it’s at the Hague, whether it’s in Washington, whether it’s at the world court, wherever it might be, you’ll find FTI people there. And I think it’s interesting. The other day I was walking down the street in San Francisco and serendipitously ran into two FTI people going the other way. That’s quite a way from 1998 when there were probably about 100 or so of us. So that’s quite a transformation.

The other thing that I would think or ask you to take away from this is to look at the domain expertise that we’re building here, look at how these folks stack up with their experience and with their expertise against the other people that you might know in our industry as you follow them, as you look at them as investment opportunities. I think we’ve put together a platform that is quite remarkable. I’d like you to think about how for several years we have tried to explain our value proposition. And I think what you’re beginning to see is that value proposition coming together. It’s certainly evident in the number of transactions where we have been able to help each other and get into matters and expand the matters on behalf of the client, do a much better job on behalf of that client.

But as the restructuring marketplace begins to return and we not only have the connectivity with our clients with the technology but when you’re in there with the restructuring, when you’re the valued advisor of the person of the company on the line, that’s an opportunity for you to bring in those other services. And when you have the virtue of having the best, when you have Tom’s company and Carlyn, and you have the ability to bring in the business, that’s when you’ll see us be able to cross-market and really work on behalf of our clients, because the situation will drive that just like it drove, the customer will drive that just like it drove our decision to get more heavily into the technology.

So with that I’d like to thank you all for coming today and we look forward to speaking with you at our next conference call. Thank you.